SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ITT INDUSTRIES, INC.

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2002

Notice of Annual Meeting & Proxy Statement

ITT Industries

Engineered for life

Louis J. Giuliano

Chairman, President and Chief Executive Officer

ITT Industries

4 West Red Oak Lane
White Plains, NY 10604

March 27, 2002

Dear Fellow Shareholders:

Enclosed are the Notice of Annual Meeting and Proxy Statement for ITT Industries’ 2002 Annual Meeting of Shareholders. As has been the case with our previous Annual Meetings, this year’s meeting is intended to address only the business included on the agenda. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement, which provides information as required by applicable laws and regulations.

If you are the registered owner of ITT Industries’ stock, you may vote your shares by making a toll-free telephone call or using the Internet. You also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement. You also can find useful instructions on the enclosed proxy form.

If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, the owner of record will communicate with you about how to vote your shares.

We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

Very truly yours,

March 27, 2002

Notice of 2002 Annual Meeting

The 2002 Annual Meeting of ITT Industries, Inc. will be held on Tuesday, May 7, 2002 at 10:30 a.m. at Tappan Hill, 81 Highland Avenue, Tarrytown, New York. Directions to Tappan Hill are provided inside the back cover of the Proxy Statement.

The purpose of the 2002 Annual Meeting is to elect nine Directors, ratify the Board of Directors’ appointment of Deloitte & Touche LLP as ITT Industries’ independent auditors for 2002, and take action on three specific proposals:

•	Reapproval of the ITT Industries 1997 Annual Incentive Plan for Executive Officers for §162(m) purposes,

•	Reapproval of the ITT Industries 1997 Long-Term Incentive Plan for §162(m) purposes, and

•	Approval of the 2002 ITT Industries Stock Option Plan for Non-Employee Directors.

Each proposal is described in more detail in this proxy statement.

The record date for the meeting is March 15, 2002. If you were a shareholder at the close of business on the record date, you are entitled to vote.

By order of the Board of Directors,
/s/ Kathleen S. Stolar
Kathleen S. Stolar
Vice President and Secretary

Proxy Statement

Beginning March 27, 2002, this proxy statement is being sent to shareholders who were shareholders of record as of March 15, 2002, as part of the Board of Directors’ solicitation of proxies for ITT Industries’ 2002 Annual Meeting.

Information about Voting

Why the Board solicits proxies from shareholders. In order to vote your shares, you must appoint a proxy to vote on your behalf, or attend the annual meeting and vote in person. Because it would be impossible for all shareholders to attend the meeting in person, the Board of Directors recommends that you appoint the three people named on the accompanying proxy form to act as your proxies at the 2002 Annual Meeting.

If you appoint the proxies, they will vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. The proposals to be voted on and the Board’s voting recommendations are described on the following pages 5 through 21. If any other matters not described in this proxy statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

This proxy statement and ITT Industries’ 2001 Annual Report to Shareholders contain information that the Board of Directors believes offers an informed view of the Company and meets the regulations of the Securities and Exchange Commission for proxy solicitations.

Proxy voting procedures. You may vote in any one of the following ways:

•	By the Internet, if you have Internet access. To vote by the Internet, follow the Internet voting instructions on the proxy form that is enclosed with this proxy statement.

•	By telephone, if you call from the United States. To vote by telephone, follow the telephone voting instructions on the proxy form.

•	By mail. To vote by mail, mark your voting instructions on the proxy form, sign the form, and return it in the enclosed envelope. If you do that, the proxies who are named on the proxy form will vote your shares as you have instructed them to do. If you wish, you may simply sign and return the proxy form without specifying how you want your shares to be voted. If you return the proxy without specifying how you want your shares voted, you are giving discretionary authority to the proxies to vote your shares as recommended by the Board of Directors for election of the nine nominees for Director, for ratification of the appointment of the Company’s independent auditors for 2002, for each of the three other items described in the proxy statement and with respect to such other matters as may properly come before the meeting.

Counsel has advised the Company that the Internet and telephone voting procedures meet legal requirements.

Discretionary voting by proxies. There are five formal items scheduled to be voted upon at the annual meeting: election of Directors, ratification of the appointment of the independent auditors, reapproval of the ITT Industries 1997 Annual Incentive Plan for Executive Officers and the ITT Industries 1997 Long-Term Incentive Plan and approval of the 2002 ITT Industries Stock Option Plan for Non-Employee Directors. The Board of Directors did not receive any notice during the advance notice period that ended November 27, 2001 that any other matter might be presented for a vote at the 2002 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their discretion in deciding whether to vote for or against it.

Revoking your proxy. You may revoke your proxy at any time before it is voted by granting a new proxy or by voting in person at the 2002 Annual Meeting.

Shares outstanding. As of the March 15, 2002 record date for the 2002 Annual Meeting, 90,245,452 shares of the Company’s common stock were outstanding. Each of those outstanding shares is entitled to one vote on each matter to be voted on at the 2002 Annual Meeting.

Quorum. In order for business to be conducted at the 2002 Annual Meeting, there must be a quorum. If the holders of a majority of ITT Industries’ outstanding shares, as of the record date, are present in person or represented by proxies at the meeting, there will be a quorum.

Votes required to elect Directors or approve a proposal. Indiana law, the law of the state in which ITT Industries is incorporated, provides that directors are elected by a plurality of the votes cast. This means that the nine nominees who receive the highest number of votes will be elected the Directors of ITT Industries. Each of the other matters to be voted on at the 2002 Annual Meeting, including the ratification of the appointment of auditors, will be approved if the number of shares voted in favor of it is larger than the number of shares voted against it. Approval of the plans requires, for purposes of the New York Stock Exchange (the “NYSE”) and the Internal Revenue Code, as applicable, the affirmative vote of a majority of the votes cast, provided that the total votes cast represent over 50 percent in interest of all securities entitled to vote on the plans.

Abstentions and broker non-votes. Indiana law provides that abstentions and broker non-votes will be counted in order to determine whether there is a quorum; however, they will not be counted as votes for or against any matter. For NYSE purposes, abstentions will have the effect of a vote against the plans, and broker non-votes will have no effect. For the purpose of determining whether the number of votes cast represents more than 50 percent of the shares of common stock entitled to vote, abstentions will count as votes cast and broker non-votes will not count as votes cast.

Voting by employee participants in ITT Industries’ savings plans. If you participate in any of ITT Industries’ savings plans for salaried or hourly employees, your plan trustee will vote the ITT Industries shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner, of the shares credited to your account. The trustees will vote the savings plan shares for which they do not receive voting instructions in the same proportion as the shares for which they received voting instructions.

If you are a participant in the ITT Industries Investment and Savings Plan for Salaried Employees and also are a record owner of ITT Industries’ common stock, you will receive one proxy form that reflects your savings plan shares and the other shares you own, including any shares held in the Direct Purchase, Sale & Dividend Reinvestment Plan for ITT Industries, Inc. The number of savings plan and other shares that you own will be set out separately on the proxy form.

Number of ITT Industries shares held by participants in the Company’s employee savings plans. As of March 15, 2002, Bankers Trust Company held 9,894,934 shares of ITT Industries’ common stock (approximately 11% of the outstanding shares) as trustee of the salaried employees savings plan, and Northern Trust Company, Inc. held 491,514 shares (approximately .5% of the outstanding shares) as trustee for the hourly employees savings plans.

Inspectors of Election and confidential voting. Representatives of IVS Associates, Inc. will act as the Inspectors of Election for the 2002 Annual Meeting. They will monitor the voting and certify whether the votes of shareholders are being kept in confidence in compliance with ITT Industries’ confidential voting policy.

Cost of the solicitation. ITT Industries has appointed Georgeson & Company Inc. to assist with the solicitation of proxies from its registered owners for a fee of $12,500 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their costs of sending the proxy materials to the beneficial owners. Directors, officers or other regular employees of ITT Industries also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Shareholder proposals for the 2003 Annual Meeting. Rule 14a-8 of the Securities and Exchange Commission establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT Industries’ proxy materials for its next annual meeting, those eligibility requirements and procedures must be complied with and the proposal must be received by ITT Industries at its principal executive offices on or before November 27, 2002. An ITT Industries shareholder who wishes to present a matter for action at ITT Industries’ next annual meeting, but chooses not to do so under SEC Rule 14a-8, must deliver to ITT Industries, at its principal executive offices, on or before November 27, 2002 a written notice to that effect. In either case, as well as shareholder nominations for Directors, the shareholder must also comply with the requirements in the Company’s By-laws with respect to a shareholder properly bringing business before the annual meeting. A copy of the By-laws may be obtained from the Secretary of ITT Industries.

Proposals to be voted on at the 2002 Annual Meeting

A. Election of Directors

The Board of Directors has nominated nine individuals for election as Directors at the 2002 Annual Meeting. Each of the nominees is currently serving as a Director of ITT Industries and has agreed to continue to serve if elected. If unforeseen circumstances arise before the annual meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate someone else for election. If the Board nominates someone else, the proxies could use their discretion to vote for that other person. Each Director elected at the 2002 Annual Meeting will be elected to serve as a Director until ITT Industries’ next annual meeting.

The Board of Directors recommends that you vote FOR the election of each of the following nine nominees:

Louis J. Giuliano Chairman, President and Chief Executive Officer of ITT Industries, Inc.

Mr. Giuliano, 55, has been chairman, president and chief executive officer of ITT Industries since March 1, 2001. From October 1998 to February 28, 2001 he was president and chief operating officer of the Company. Prior to that, he was president and chief executive of ITT Industries’ Defense & Electronics businesses and a senior vice president of the Company for eight years. Mr. Giuliano joined ITT in July 1988 as a vice president of the Company and vice president of Defense Operations at ITT Defense. Prior to joining ITT, Mr. Giuliano held various positions at Allied-Signal during a 19-year career there, including president of the Avionics Systems Group. Mr. Giuliano holds a BS degree in Chemistry and an MBA from Syracuse University.

Mr. Giuliano has been a Director of ITT Industries since February, 2001.

Rand V. Araskog Chairman and Chief Executive Officer of ITT Corporation (retired), a hotel, gaming, entertainment and information services company

Mr. Araskog, 70, was chairman and chief executive officer of ITT Corporation from December 1995 until March 1998. Previously, he had served as the chief executive of the corporate predecessor of ITT Industries from 1979 and as its chairman from 1980. He is a director of Dow Jones & Company, The Hartford Financial Services Group, Inc., Rayonier Inc., and ITT Educational Services, Inc. He is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a Director of ITT Industries or its predecessor since 1977.

Curtis J. Crawford Chairman of the Board, ON Semiconductor, a global supplier of high performance broadband and power management integrated circuits

Dr. Crawford, 54, has served as chairman of the board of ON Semiconductor, a global supplier of high-performance broadband and power management integrated circuits since 1999. He was president and chief executive officer of ZiLOG, Inc. from 1998 to 2001 and its chairman from 1999 to 2001. From 1997 to 1998, Dr. Crawford was group president of the Microelectronics Group of Lucent Technologies and served as its president from 1995-1997. Prior to the formation of Lucent Technologies, he was president of AT&T Microelectronics, a business unit of AT&T, from 1993 to 1995, and its vice president and co-chief executive officer from 1991 to 1993. From 1988 to 1991, he was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, Dr. Crawford held various positions at International Business Machines Corporation. Dr. Crawford is a director of ON Semiconductor, E.I.Dupont de Nemours and Company, and CENiX Corporation and is a member of the Board of Trustees of DePaul University. He received a BA degree in business administration and computer science and an MA degree from Governors State University, an MBA from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Dr. Crawford has been a Director of ITT Industries since 1996.

Christina A. Gold Chairman, President and Chief Executive Officer, Excel Communications, Inc., a provider of telecommunications services

Mrs. Gold, 54, was named chairman and president of Excel, a unit of BCE, Inc., in November 2000. She continues as its chief executive officer, a position to which she was named in October 1999. Previously, she was president and chief executive officer of The Beaconsfield Group. From February 1997 to March 1998, Mrs. Gold was executive vice president, global direct selling of Avon Products, Inc. She was executive vice president of Avon Products and president of Avon North America from 1993 to 1997, and from 1989 to 1993 Mrs. Gold was president of Avon Canada. She is a director of New York Life Insurance Company and The Torstar Corporation. Mrs. Gold also is a director of The Conference Board, Inc. of Canada and vice chairman and a trustee of The Conference Board, Inc. in New York. She is a member of the Advisory Council of Carleton University and a member of the board of the Direct Selling Association. Mrs. Gold is a graduate of Carleton University, Ottawa, Canada.

Mrs. Gold has been a Director of ITT Industries since 1997.

John J. Hamre
President and Chief Executive Officer, Center for Strategic & International Studies,
a public policy research institution dedicated to strategic, bipartisan global analysis and policy impact

Dr. Hamre, 51, was elected president and chief executive officer of CSIS in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Prior to serving in the Department of Defense, Dr. Hamre was a professional staff member of the Senate Armed Services Committee from 1984 to 1993 with responsibilities for oversight and evaluation of procurement, research and development programs and defense budget issues. From 1978 to 1984, Dr. Hamre served as Deputy Assistant Director, National Security and International Affairs, in the Congressional Budget Office. Dr. Hamre is a director of MITRE Corporation. He received a BA degree, with highest distinction from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University in 1978.

Dr. Hamre has been a Director of ITT Industries since 2000.

Raymond W. LeBoeuf
Chairman of the Board and Chief Executive Officer of PPG Industries, Inc., a global manufacturer of materials for manufacturing, construction, automotive, chemical processing and other industries

Mr. LeBoeuf, 55, has been chairman of PPG Industries since November 1997 and its chief executive officer since July 1997. In December 1995 he was elected president and chief operating officer of PPG. He was an executive vice president of PPG from 1994 until 1995. Mr. LeBoeuf joined PPG Industries in 1980 as its treasurer, and has held a number of executive positions since that time. Mr. LeBoeuf was elected a director of PPG in December 1995. He is also a director of Praxair, Inc. Mr. LeBoeuf is chairman of the Robert Morris College Board. He is also a board member of the Allegheny Conference on Community Development, Business Roundtable, Extra Mile Foundation and the Pittsburgh Cultural Trust. Mr. LeBoeuf is a graduate of Northwestern University and holds an MBA from the University of Illinois.

Mr. LeBoeuf has been a Director of ITT Industries since 2000.

Frank T. MacInnis Chairman and Chief Executive Officer of EMCOR Group, Inc., an international electrical and mechanical construction and facility management company

Frank T. MacInnis, 55, has been chairman of the board and chief executive officer of EMCOR since April 1994. He was also president of EMCOR from April 1994 to April 1997. From April 1990 to April 1994, Mr. MacInnis served as president and chief executive officer and from August 1990 to April 1994 as chairman of the board, of Comstock Group Inc., a nationwide electrical contracting company. Mr. MacInnis is also a director of The Williams Companies, Inc., Geneva Steel Holdings Corp., The Greater New York Chapter of the March of Dimes and ComNet Communications Inc. Mr. MacInnis received an undergraduate degree from The University of Alberta and is a graduate of The University of Alberta Law School, Alberta, Canada.

Mr. MacInnis has been a Director of ITT Industries since October, 2001.

Linda S. Sanford Senior Vice President and Group Executive, Storage Systems Group International Business Machines Corporation, an information technology company

Ms. Sanford, 49, was named senior vice president and group executive, Storage Systems Group, IBM in September 2000. Previously she was general manager of IBM’s Storage Subsystems Division, which develops and markets IBM’s Enterprise Storage Server and other storage-related hardware and software. She has also held positions as general manager, Global Industries, which manages relationships with IBM’s largest customers worldwide, and general manager of IBM’s S/390 Division, which develops, manufactures and markets large-enterprise systems. Ms. Sanford joined IBM in 1975 as a mathematician. Since then she has held a number of executive positions at IBM. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is on the board of directors of St. John’s University and Rensselaer Polytechnic Institute. She is a graduate of St. John’s University and earned an MS degree in operations research from Rensselaer Polytechnic Institute.

Ms. Sanford has been a Director of ITT Industries since 1998.

Markos I. Tambakeras
President and Chief Executive Officer of Kennametal, Inc., a premier global tooling solutions supplier to the automotive, aerospace, energy, mining, construction and other industries

Markos I. Tambakeras, 51, has been president and chief executive officer and a director of Kennametal, Inc. since July 1999. From 1997 to June 1999, Mr. Tambakeras served as president, Industrial Controls Business of Honeywell Incorporated, having previously served as president, Industrial Automation and Control, Honeywell Incorporated from 1995 to 1996 and as president, Honeywell Asia Pacific in Hong Kong from 1992 to 1994. Mr. Tambakeras is Vice Chair, Manufacturers Alliance Board of Trustees and a member of the Board of Saint Vincent’s College, Latrobe, PA and the Allegheny Conference on Community Development. Mr. Tambakeras received a BSe degree from the University of Witwatersrand, Johannesburg South Africa and an MBA from Loyola Marymount University, Los Angeles, CA.

Mr. Tambakeras has been a Director of ITT Industries since July, 2001.

B. Ratification of Appointment of the Independent Auditors

The Company’s By-Laws provide that the Board of Directors may at any time during the year appoint new independent auditors if the Board of Directors feels that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors has appointed Deloitte & Touche LLP as ITT Industries’ independent auditors for 2002. Deloitte & Touche LLP was appointed on March 22, 2002 at the same meeting that the Board of Directors decided not to reappoint Arthur Andersen LLP (“Andersen”) for 2002 based upon the recommendation of the Audit Committee. The decision was made over a period of several months. The Company considered several large independent accounting firms and selected Deloitte & Touche.

In connection with the audits for the two most recent fiscal years and through March 22, 2002, there have been no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference thereto in its report on the financial statements of the Company for such time periods. Also, during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Andersen’s reports on the financial statements of the Company for the last two years neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2001, and the subsequent interim period through March 22, 2002, the Company did not consult with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Andersen attended all meetings of the Audit Committee during 2001 and through March 5, 2002. The Audit Committee reviewed the non-audit services provided by Andersen to ITT Industries in 2001. Based on that review, the Audit Committee determined that the provision of certain non-audit services was compatible with the provision of independent auditor services.

Audit Fees: The aggregate fees billed or expected to be billed for the audit of ITT Industries’ annual financial statements for 2001 and reviews of quarterly unaudited financial statements were approximately $2,800,800 which includes $1,363,100 related to statutory audits of subsidiaries.

Financial Information Systems Design and Implementation Fees: The aggregate fees billed or expected to be billed for 2001 for information technology services were approximately $160,000.

All Other Fees: Additionally, the Company paid $5,677,600 for services related to tax compliance and consulting, and for other services provided by Andersen. Included in the total for All Other Fees is $3,314,500 which the Company paid for audit-related services including employee benefit plan audits, acquisitions and divestitures and accounting assistance on proposed transactions and standards.

Representatives of both Andersen and Deloitte & Touche will attend the annual meeting, and will be available to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareholders in accordance with the rules of the meeting.

The Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent auditors of ITT Industries for 2002.

C.	Reapproval of the ITT Industries 1997 Annual Incentive Plan for Executive Officers

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a maximum limitation of $1,000,000 on the tax deductibility by the Company with respect to compensation paid to the most highly compensated executive officers of the Company unless such compensation is pursuant to certain performance-based plans which the Company’s shareholders approve every five years. If approval is obtained, the Company may deduct such performance-based compensation to such persons without regard to that limitation. The ITT Industries 1997 Annual Incentive Plan for Executive Officers (the “Annual Incentive Plan”), originally adopted by the Board of Directors (the “Board”) upon the recommendation of the Compensation and Personnel Committee of the Board (the “Committee”) in 1997 and approved by the shareholders at the annual meeting held May 15, 1997, is such a plan. Awards have been made under the Annual Incentive Plan each year commencing with payments in 1998 for performance year 1997. Pursuant to such Code requirements, the Company will present the Annual Incentive Plan to its shareholders at the annual meeting for such reapproval.

All amounts paid under the Annual Incentive Plan to the Chief Executive Officer and the four other highest compensated executives of ITT Industries are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and are therefore intended to be deductible for income tax purposes by ITT Industries. Participants will recognize ordinary taxable income upon payment, to the extent of the value thereof, unless the participant elects to defer payments.

The Annual Incentive Plan is intended to provide incentive compensation in the form of a bonus to designated executive officers (the “Participating Executives”) of ITT Industries based upon performance measured against pre-established performance targets (the “Performance Targets”). Executive officers of ITT Industries who are senior vice presidents or above (presently ten persons) are eligible to participate in the Annual Incentive Plan. The objective is to motivate Participating Executives to achieve the Performance Targets by tying a portion of their compensation to measures affecting shareholder value. The Annual Incentive Plan is administered and interpreted by the Committee which selects the Participating Executives for any particular performance period (the “Performance Period”) and the applicable Performance Targets. The Committee, each member of which shall be a “Non-Employee Director” under the Securities Exchange Act of 1934 and an “Outside Director” under Section 162(m) of the Code, and no member of which may receive an award, is charged with administering the Annual Incentive Plan. To the extent permitted by law and the provisions of the Annual Incentive Plan, the Committee may delegate to any officer or employee of ITT Industries authority to administer and interpret procedural aspects of the Annual Incentive Plan.

The Performance Period has been determined to be the calendar year, beginning on January 1 and ending on December 31, unless the Committee determines otherwise. Within the first ninety days of the applicable Performance Period the Committee must establish in writing the Performance Targets applicable to each Participating Executive with respect to that Performance Period. The Performance Targets are based upon one or more measures (the “Performance Measures”) and are expressed as an objective formula to be used in calculating the amount of bonus award the Participating Executive will be eligible to receive at various levels of achievement. Performance Measures will be based upon one or more of the following factors: revenue, net operating profit after tax, free cash flow, operating cash flow, economic value added, earnings per share, return on equity, return on total capital and, to the extent consistent with Section 162(m) of the Code, other objectives such as negotiating transactions or sales and developing long-term business goals. There may be different Performance Targets for different Participating Executives and for different Performance Periods.

Following each Performance Period the Committee must certify in writing the degree to which the Performance Targets for each Performance Period have been achieved and the applicable amount to which the Participating Executive might be entitled. In establishing Performance Targets and Performance Measures, and in calculating the degree of achievement thereof, the Committee may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. In no event may a payment under the Annual Incentive Plan to a Participating Executive for any Performance Period exceed the lesser of 200% of the Participating Executive’s annual base salary in effect on the last day of the Performance Period or $4,000,000. Although the Committee may not increase the amount payable to a Participating Executive under the Plan, it may reduce or totally eliminate the amount if deemed appropriate to reflect the Participating

Executive’s performance or unanticipated factors during the Performance Period.

Payments will be made in cash as soon as practicable after the end of each Performance Period. In the event of death, payment may be made to the Participating Executive’s estate. Amounts payable may be prorated or eliminated, at the discretion of the Committee, in the event that the Participating Executive is not an employee of ITT Industries or one of its subsidiaries on the last day of the Performance Period. The Plan provides that, upon the occurrence of an Acceleration Event, payments will be made in cash promptly at the target achievement level for the entire Performance Period.

The table presented below sets forth the payments made in 2002 for performance year 2001 to Messrs. Giuliano, Anderson, Ayers, Maffeo, Driesse, and Engen, and to each of the required groups set forth therein.

ITT Industries Annual Incentive Plan

for Executive Officers
Payments During 2002

Name and Position	Dollar Value

Louis J. Giuliano	$1,350,000
Chairman, President and Chief Executive Officer — ITT Industries
David J. Anderson	$400,000
Senior Vice President and Chief Financial Officer — ITT Industries
Robert L. Ayers	$265,000
Senior Vice President — ITT Industries and President — Fluid Technology
Vincent A. Maffeo	$247,165
Senior Vice President and General Counsel — ITT Industries
Henry J. Driesse	$270,000
Senior Vice President — ITT Industries and President — Defense Electronics & Services

Name and Position	Dollar Value

D. Travis Engen	$-0-
Chairman and Chief Executive — ITT Industries (retired)(1)
Executive Group	$3,463,765
Non-Executive Director Group — Not Applicable
Non-Executive Officer Employee Group — Not Applicable

(1)	Mr. Engen resigned effective February 28, 2001, and thereafter retired.

Since Performance Targets and Performance Measures under the Annual Incentive Plan are established each year with respect to new Performance Periods, it cannot be determined at this time what amounts, if any, will be paid in the future.

Amendments to the Annual Incentive Plan for future Performance Periods can be made that can increase the cost of the Annual Incentive Plan to ITT Industries and can alter the allocation of benefits to Participating Executives. However, no such amendment that is inconsistent with the purpose of the Annual Incentive Plan or with the compliance of the Annual Incentive Plan with applicable law and the requirements of the Code will be made without shareholder approval. There have not been any amendments to the Annual Incentive Plan since its approval and adoption in 1997.

The foregoing description of the Annual Incentive Plan is qualified in its entirety by the actual provisions of the Annual Incentive Plan which is attached to this Proxy Statement as Appendix I.

The Board of Directors recommends that you vote FOR the reapproval of the ITT Industries 1997 Annual Incentive Plan for Executive Officers.

D. Reapproval of the ITT Industries 1997 Long-Term Incentive Plan

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a maximum limitation of $1,000,000 on the tax deductibility by the Company with respect to compensation paid to the most highly compensated executive officers of the Company unless such compensation is pursuant to certain performance-based plans which the Company’s shareholders approve every five years. If approval is obtained, the Company may deduct such performance-based compensation to such persons without regard to that limitation. The ITT Industries 1997 Long-Term Incentive Plan (the “Long-Term Incentive Plan”), originally adopted by the Board of Directors (the “Board”) upon the recommendation of the Compensation and Personnel Committee of the Board (the “Committee”) in 1997 and approved by the shareholders at the annual meeting held May 15, 1997, is such a plan. Awards have been made under the Long-Term Incentive Plan each year commencing in 1997. Pursuant to such Code requirements, the Company will present the Long-Term Incentive Plan to its shareholders at the annual meeting for such reapproval.

All amounts paid under the Long-Term Incentive Plan to the Chief Executive Officer and the four other highest compensated executives of ITT Industries are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and are therefore intended to be deductible for income tax purposes by ITT Industries. Participants will recognize ordinary taxable income upon payment, to the extent of the value thereof, unless the participant elects to defer payments.

The Long-Term Incentive Plan is intended (i) to promote the achievements of long-term objectives of ITT Industries by tying a participant’s long-term incentive compensation opportunities to pre-established goals; (ii) to attract and retain employees of outstanding competence and encourage teamwork among them; and (iii) to reward performance based on the achievement of pre-established objectives. Awards will be made, at the discretion of the Committee, to key employees (including directors who are also employees) whose responsibilities and decisions directly affect the performance of the Company or any participating company. The Committee, each member of which shall be a “Non-Employee Director” under the Securities Exchange Act of 1934 and an “Outside Director” under Section 162(m) of the Code, and no member of which may receive an Award, is charged with administering and interpreting the Long-Term Incentive Plan. To the extent permitted by law, the Committee may delegate its authority and responsibilities under the Long-Term Incentive Plan. During 2002, 52 executives received target awards under the Long-Term Incentive Plan.

The Committee determines each period of time over which achievement is measured (the “Performance Period”), which must be in excess of one year. The Committee also establishes the goal or goals to be achieved by each participant (the “Performance Goal(s)”), which must be established in writing within the first ninety days of the applicable Performance Period. The Performance Goal(s) may be based upon one or more standards against which achievement can be measured (the “Performance Measures”). The Performance Goal(s) are to be expressed as an objective formula to be used in calculating the amount of the Award the participant will be eligible to receive at various levels of achievement and may differ for different participants and different Performance Periods.

The Committee may establish as one or more Performance Measures financial or performance criteria with respect to ITT Industries and its subsidiaries, or with respect to a participating company, which will be based upon one or more of the following measurements: economic value added; after-tax profits; operational cash flow; debt levels; earnings per share; increases in measures such as reserves, net income or earnings before taxes; return on capital; return on shareholder equity; and total shareholder return. In addition, Performance Measures may be based upon target levels of, or percentage increases in, total shareholder return for ITT Industries (measured as changes in the market price and dividend yield) relative to one or more indices such as the S&P® 500 or the S&P® Industrials.

The Committee establishes the value of an Award for each participant, the Performance Measures comprising the Performance Goals against which the degree of achievement may be determined, and the Performance Periods during which the Performance Goals must be achieved. The Committee may make such revisions and/or adjustments to the Award, Performance Measures and/or Performance Goal(s) to the extent necessary to preserve the intention of the Long-Term Incentive Plan, including adjustments resulting from changes in accounting standards. In no event may a payment to a participant for any Performance Period exceed the lesser of 200% of the participant’s annual base salary as in effect at the time of the Award or $4,000,000.

Following each Performance Period, the Committee must certify in writing the degree to which the Performance Goal(s) for the applicable Performance Period have been achieved and the applicable amount to which each participant might be entitled. Such amount will be paid as soon as practicable after the end of each Performance Period. Payments may be made, in whole or in part, in the form of cash and/or ITT Industries common stock as determined by the Committee in its sole discretion. Such payment determinations may differ for participants and for Performance Periods. Payments may be prorated in cases of death, disability or retirement, as determined by the Committee. Upon the occurrence of an Acceleration Event, payments will be made in cash at the maximum achievement level for the Performance Period. In no event will the aggregate number of shares of ITT Industries common stock issued to participants with respect to any Performance Period exceed one percent (1%) of the total of the issued and outstanding shares of such common stock, plus treasury stock as reported in the Annual Report on Form 10-K of ITT Industries for the fiscal year ending immediately prior to or simultaneously with such Performance Period.

The table presented below sets forth the Target Awards under the Long-Term Incentive Plan made in 2002 to Messrs. Giuliano, Anderson, Ayers, Maffeo, and Driesse, and to each of the required groups set forth therein. Award payouts under the Long-Term Incentive Plan are included in the Summary Compensation Table.

S&P® is a registered mark of Standard & Poor’s

ITT Industries 1997 Long-Term Incentive Plan

Target Awards During 2002

Name and Position	Target Award Value

Louis J. Giuliano	$1,412,000
Chairman, President and Chief Executive Officer — ITT Industries
David J. Anderson	$564,800
Senior Vice President and Chief Financial Officer — ITT Industries
Robert L. Ayers	$353,000
Senior Vice President — ITT Industries and President — Fluid Technology
Vincent A. Maffeo	$353,000
Senior Vice President and General Counsel — ITT Industries
Henry J. Driesse	$353,000
Senior Vice President — ITT Industries and President — Defense Electronics & Services
D. Travis Engen	$-0-
Chairman and Chief Executive ITT Industries (retired)(1)
Executive Group	$4,970,300
Non-Executive Director Group — Not Applicable
Non-Executive Officer Employee Group	$5,689,600

(1)	Mr. Engen resigned effective February 28, 2001, and thereafter retired.

Since Performance Measures and Performance Goals under the Long-Term Incentive Plan are established each year with respect to new Performance Periods, it cannot be determined at this time what amounts, if any, will be awarded in the future, nor can it be determined what level of payout, if any, will be made.

Amendments to the Long-Term Incentive Plan for future Performance Periods can be made that can increase the cost of the Long-Term Incentive Plan to ITT Industries and can alter the allocation of benefits to participants. However, no such amendment that is inconsistent with the purpose of the Long-Term Incentive Plan or with the compliance of the Long-Term Incentive Plan with applicable law and the requirements of the Code will be made without shareholder approval. There have not been any amendments to the Long-Term Incentive Plan since its approval and adoption in 1997.

The foregoing description of the Long-Term Incentive Plan is qualified in its entirety by the actual provisions of the Long-Term Incentive Plan which are attached to this Proxy Statement as Appendix II.

The Board of Directors recommends that you vote FOR the reapproval of the ITT Industries 1997 Long-Term Incentive Plan.

E.	Approval of the 2002 ITT Industries Stock Option Plan for Non-Employee Directors

Based on the recommendation of the Board of Directors (the “Board”) on March 5, 2002, subject to the approval of the shareholders of the Company, the Board adopted the 2002 ITT Industries Stock Option Plan for Non-Employee Directors (the “Directors’ Option Plan”). The Board believes that the Directors’ Option Plan will enable the Company to attract, retain, motivate and reward Directors of superior ability and to directly link their incentives to the performance of ITT Industries common stock (“Stock”). The proposed Directors’ Option Plan will permit the Board to authorize Awards in the form of options (“Options”) to purchase shares of Stock. The effective date of the Directors’ Option Plan will be the date of its approval by the shareholders of the Company at the annual meeting.

Non-employee members of the Board presently receive annual retainers of $50,000 and attendance fees of $1,000 for each Board and committee meeting (of which they are a member) that they attend. The annual retainer is paid in shares of restricted stock pursuant to the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors. Attendance fees may be paid in cash or deferred. (See “Compensation of Directors” for further information regarding Directors’ compensation.)

A review of compensation practices of various companies of a size similar to ITT Industries has led to the conclusion that ITT Industries should increase the compensation paid to its non-employee Directors. Such review has also led to the conclusion that such increase should be in the form of Options to purchase Stock.

The proposed Directors’ Option Plan provides for the grant of non-qualified stock options. The proposed Directors’ Option Plan will expire on December 31, 2011.

The proposed Directors’ Option Plan contains a formula for establishing the maximum number of shares for which Options may be awarded in any given calendar year. The aggregate number of shares of Stock which may be subject to Options under the Plan during any Plan Year shall not exceed the greater of (i) that number of shares as shall be a multiple of (a) the number of Directors to receive Options as of the date of grant times (b) the amount of the annual retainer for such Plan Year, divided by the value of an Option to purchase one share of Stock, such value to be in accordance with the valuation methodology as determined by the Company to establish stock option values, plus a prorata amount with respect to each Director elected after such date but within the same Plan Year, or (ii) .15% of the total of the issued and outstanding shares of Stock and treasury stock as reported in the Annual Report on Form 10-K for the Company for the fiscal year ending immediately prior to the Plan Year, plus whatever unused shares are carried over from prior years, subject to adjustment as provided in the Plan and referred to below. Any unused portion of the annual limit for any Plan Year shall be carried forward and made available for Options in succeeding Plan Years.

Subject to the above limitations, shares of Stock to be issued under the Directors’ Option Plan may be made available from the authorized but unissued Stock, from shares of Stock held in the treasury, or from shares purchased on the open market or otherwise. In the event of a reorganization, merger, recapitalization, consolidation, liquidation, stock dividend, stock split, reverse stock split, reclassification, combination of shares, rights offering, split-up, or extraordinary dividend (including a spin-off) or divestiture, or any other change in the corporate structure or shares, the number of shares subject to the Directors’ Option Plan, the number of shares then subject to Options, and the price per share payable on exercise of Options may be appropriately adjusted by the Compensation and Personnel Committee of the Board (the “Committee”). While the Directors’ Option Plan does not contain any provision prohibiting the cancellation and reissuance of Options at a lower Option price, ITT Industries has a long-standing agreement with the New York Stock Exchange that it will not take any such action without the approval of the ITT Industries’ shareholders.

For the purpose of computing the total number of shares of Stock available for Options under the Directors’ Option Plan, there shall be counted against the foregoing limitations the number of shares of Stock subject to issuance upon exercise or settlement of Options determined as of the dates on which such Options are granted. If any Options under the Directors’ Option Plan are forfeited, terminated, or expire unexercised, the shares of Stock which were theretofore subject to such Options shall again be available for Options under the Directors’ Option Plan to the extent of such forfeiture or expiration of such Options. Further, any shares that are exchanged (either actually or constructively) by optionees or withheld from the Option to be exercised as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of an Option granted under the Directors’ Option Plan may be available for subsequent Options.

At December 31, 2001, 88,786,701 shares of Stock were issued and outstanding and 56,361,307 shares were held in treasury for a total of 145,148,008 issued shares. The limit amount of .15% thereof is 217,722 shares. No Options have been granted yet to non-employee Directors under the Directors’ Option Plan. In the event that the shareholders approve the Directors’ Option Plan at the annual meeting, it is contemplated that Options will be granted in accordance with the formula provided herein. In that case, each of the non-employee nominees for Director, i.e. Rand V. Araskog, Curtis J. Crawford, Christina A. Gold, John J. Hamre, Raymond W. LeBoeuf, Frank T. MacInnis, Linda S. Sanford, and Markos I. Tambakeras, if elected, would receive options to purchase such number of shares of Stock as shall be no greater than the number obtained by dividing the annual retainer (presently $50,000) by the value of an Option to purchase one such share, such value to be determined in accordance with methodology established by the Company.

The closing price of a share of ITT Industries common stock on the New York Stock Exchange composite transactions on March 21, 2002, was $61.55.

If the Directors’ Option Plan is approved by the shareholders, the Board shall (i) authorize the granting of Options; (ii) determine the number of shares of Stock subject to each Option; (iii) determine the exercise price with respect to each Option (which may not be less than 100% of the fair market value of Stock on the date of grant); determine the time or times when and the manner in which each Option shall be exercisable and the duration of the exercise period; and (v) determine all other terms and conditions of each Option. Except as otherwise provided or required by law, the Committee has full power, discretion and authority to interpret, construe and administer the Directors’ Option Plan and may delegate such of its powers as it deems appropriate.

Options under the Directors’ Option Plan will expire not more than ten years and two days after grant. The exercise price for Options must be paid to the Company at the time of exercise and, in the discretion of the Committee, may be paid in the form of cash or already-owned shares of Stock or the withholding of shares from the Option being exercised or a combination thereof. During the lifetime of the Director, the Option must be exercised only by the Director or, in cases of Total Disability, by his or her Guardian, but no later than the earlier of one year after he or she ceases to be a Director or the original term of the Option. If the Director is terminated for cause, the Option is cancelled immediately.

The Directors’ Option Plan provides for the automatic protection of intended economic benefits in the event of a change in control of the Company (i.e., upon the occurrence of an Acceleration Event as defined in the Directors’ Option Plan). Such economic benefits would otherwise be jeopardized due to extended vesting requirements, volatility of the Stock price and uncertainty as to continuing service on the Board resulting from a change in control. Notwithstanding any other provisions of the Directors’ Option Plan, upon the occurrence of an Acceleration Event, all Options will generally become immediately exercisable for a period of 60 calendar days, but not beyond the expiration date of their original term.

The following is a brief summary of the current Federal income tax rules generally applicable to Options under the Directors’ Option Plan.

Non-qualified Options

An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize compensation income to the extent that the then fair market value of the Stock exceeds the Option exercise price. The amount of such income will constitute an addition to the optionee’s tax basis in the optioned Stock. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the optionee’s holding period). ITT Industries is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes compensation income.

Excess Parachute Payments

Options which are granted, accelerated or enhanced upon the occurrence of a takeover (i.e., an Acceleration Event as defined in the Directors’ Option Plan) may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Code and, to such extent, will be nondeductible by ITT Industries and subject to a 20% excise tax to the awardee.

Plan Amendments, Discontinuance

If the Directors’ Option Plan is approved by the shareholders, the Board may amend or terminate it at any time. However, shareholder approval is required for any amendment which may (i) alter the group of persons eligible for Options, (ii) increase the maximum number of shares available for Options (except as provided with respect to stock splits or other similar changes), or (iii) permit the granting of Options after December 31, 2011.

The foregoing description of the proposed Directors’ Option Plan is qualified in its entirety by the actual provisions of the Directors’ Option Plan which are attached to this Proxy Statement as Appendix III.

The Board of Directors recommends that you vote FOR approval of the proposed 2002 ITT Industries Stock Option Plan for Non-Employee Directors.

Information about the Board of Directors

Responsibilities of the Board of Directors. The Board sets policy for ITT Industries and advises and counsels the chief executive officer and the executive officers who manage the Company’s business and affairs. The Board is responsible for assuring that:

•	there is continuity in the leadership of ITT Industries;

•	management develops sound business strategies;

•	adequate capital and managerial resources are available to implement the business strategies;

•	ITT Industries’ systems of financial reporting and internal controls are adequate and properly implemented; and

•	ITT Industries’ businesses are conducted in conformity with applicable laws and regulations.

Independent Directors. ITT Industries’ By-laws require that a majority of the Directors and a majority of the members of the Compensation and Personnel Committee at all times shall be independent directors. It has been the practice of ITT Industries that all members of the Compensation and Personnel Committee shall be independent directors. In addition, the By-laws also require all members of the Audit and Nominating and Governance Committees to be independent directors.

The By-laws say an independent director is someone who:

•	has not been employed by ITT Industries in an executive capacity within the past five years;

•	is not an advisor or consultant to ITT Industries, and is not affiliated with a company or a firm that is;

•	is not affiliated with a significant customer or supplier of ITT Industries;

•	does not have a personal services contract with ITT Industries;

•	is not affiliated with a tax-exempt entity that receives significant contributions from ITT Industries;

•	is not related to any of the persons described above; and

•	is free of any other relationship that would interfere with the Director’s exercise of independent judgment.

Committees of the Board of Directors. The five standing Committees of the Board that are described below perform essential corporate governance functions. The post of Committee Chair and the members of each Committee are rotated periodically to assure that fresh points of view are reflected.

Audit Committee

Members:	Christina A. Gold, Chair John J. Hamre Raymond W. LeBoeuf Linda S. Sanford

Meetings in 2001:	4

Responsibilities:	• Selects the independent auditors, with the concurrence of the Board of Directors and the ratification of the shareholders.

• Assesses the objectivity and independence of the independent auditors.

• Reviews and approves the annual internal and external audit plans and monitors the progress of the audits throughout the year.

• Reviews audit results.

• Reviews and approves the audited annual financial statements and makes a recommendation with respect to their inclusion in the Annual Report on Form 10-K.

• Reviews the unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q.

• Reviews and approves audit fees.

• Assures that ITT Industries develops and maintains adequate internal control policies and procedures, and monitors compliance with those policies and procedures.

• Oversees the investment of the pension plan assets.

• Inspects the expense accounts of ITT Industries’ chief executive officer and other corporate officers.

• Meets privately with the independent auditors at least twice a year and with the internal auditors at least twice a year.

Capital Committee

Members:	Louis J. Giuliano, Chair Rand V. Araskog Curtis J. Crawford Christina A. Gold John J. Hamre Raymond W. LeBoeuf Frank T. MacInnis Linda S. Sanford Markos I. Tambakeras

Meetings in 2001:	6

Responsibilities:	• Reviews and approves ITT Industries’ long-term strategies.

• Reviews ITT Industries’ capital, research and development, and engineering budgets.

• Reviews and approves ITT Industries’ significant investments in new businesses, joint ventures and partnerships.

• Reviews and approves ITT Industries’ acquisitions and dispositions of significant businesses, including balance sheet impacts and other financial matters.

• Reviews operating plans for the Company.

Compensation and Personnel Committee

Members:	Curtis J. Crawford, Chair Raymond W. LeBoeuf Frank T. MacInnis Linda S. Sanford Markos I. Tambakeras

Meetings in 2001:	6

Responsibilities:	• Approves and oversees administration of ITT Industries’ executive compensation program.

• Evaluates senior management performance, sets annual performance objectives for the chief executive officer and approves individual compensation actions for the chief executive officer and all corporate officers.

• Oversees the establishment and administration of ITT Industries’ benefit programs.

• Selects and retains independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to ITT Industries’ current and proposed executive compensation and employee benefit programs. In 2001 and prior years, the Committee has obtained such advice.

• Oversees and approves the continuity planning process.

Corporate Responsibility Committee

Members:	Linda S. Sanford, Chair Rand V. Araskog Curtis J. Crawford Christina A. Gold Markos I. Tambakeras

Meetings in 2001:	3

Responsibilities:	• Reviews and makes recommendations concerning ITT Industries’ roles and responsibilities as a good corporate citizen.

• Reviews and considers major claims and litigation involving ITT Industries and its subsidiaries.

• Examines ITT Industries’ programs and policies for effecting compliance with laws and regulations, including international and environmental laws and regulations.

• Meets regularly with the Corporate Compliance Officer to assess the adequacy and effectiveness of ITT Industries’ Code of Corporate Conduct and to review any violations of the Code.

Nominating and Governance Committee

Members:	Raymond W. LeBoeuf, Chair Curtis J. Crawford Christina A. Gold John J. Hamre Frank T. MacInnis

Meetings in 2001:	6

Responsibilities:	• Evaluates and makes recommendations to the Board of Directors about the composition and structure of the Board.

• Makes recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

• Administers the Board evaluation process.

• Evaluates and proposes nominees for election to the Board of Directors.

• Makes recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

During 2001, there were 6 regularly scheduled Board meetings, one special Board meeting and 25 Committee meetings. All Directors, other than Mr. MacInnis, attended at least 95% of the aggregate of all meetings of the Board and the Committees on which they served. Mr. MacInnis, who joined the Board in October, was unable to attend the December meetings due to the death of a business associate. For 2002, the Board has scheduled six regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT Industries are scheduled to meet privately several times during the year.

Compensation of Directors. Non-employee Directors are paid annual retainers of $50,000 and attendance fees of $1,000 for each Board and Committee meeting (of which they are a member) that they attend. The annual retainer is paid in shares of restricted stock that are held in escrow until the restrictions lapse. The number of restricted shares is determined by dividing into $50,000 the average of the high and low sales prices per share of ITT Industries’ common stock on the date of the annual meeting. Any fractional share is paid in cash. Directors receive dividends on the restricted shares and may vote the shares during the restriction period. Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the Director’s termination from the Board under certain permitted circumstances. Attendance fees are paid in cash. Directors can annually choose to defer receipt of attendance fees to a future date, up to the time the Director’s service on the Board ends. Such fees are treated as though invested in an interest bearing account. Mr. Giuliano, as an employee Director, does not receive compensation for his Board service. Each Director’s restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

•	the fifth anniversary of the grant of the shares unless extended as provided for above;

•	the Director retires from the Board at or after age 65 after having continuously served as a Director of both ITT Industries and its corporate predecessor;

•	the Director retires at age 72;

•	there is a change of control of the Company;

•	the Director becomes disabled or dies;

•	the Director’s service is terminated in certain specified, limited circumstances; or

•	any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

The ITT Industries Restricted Stock Plan for Non-Employee Directors provides that if a Director ceases serving on the Board under any other circumstances, shares with respect to which the Plan restrictions have not been lifted will be forfeited.

The Board of Directors has established Director share ownership guidelines. The guidelines currently provide for desired Director share ownership levels at four times the annual retainer amount, which level may be attained over a five year period. In addition to the above compensation, shareholders are being asked to vote at the annual meeting to approve the 2002 ITT Industries Stock Option Plan for Non-Employee Directors. See Item E herein for a summary of that plan and Appendix III for the terms and provisions of that plan. The plan would provide for an annual grant of stock options to non-employee Directors.

Directors are reimbursed for the expenses they incur to travel to Board and Committee meetings.

Director Nomination Policy. No one may be nominated for election as a Director after he or she has reached 72 years of age. The Committee will consider shareholder nominations for Directors that meet the requirements of ITT Industries’ By-laws. (A copy of the nomination requirements may be obtained from the Secretary of ITT Industries).

Indemnification and Insurance. As permitted by its By-laws, ITT Industries indemnifies the Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. In 1998, ITT Industries prepaid a three-year premium of $1,896,000 for providing liability insurance for its Officers and Directors. An additional premium of $1,252,000 was prepaid in 2000 to extend the Officers and Directors liability insurance policy through 2002. ITT Industries also has entered into contracts with each of the non-employee Directors to protect them from liability including situations in which ITT Industries may not continue the liability insurance. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-employee Directors also may elect to participate in an optional non-contributory group life insurance plan that would provide $100,000 of coverage.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

• Role of the Audit Committee.

The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Company’s management has primary responsibility for the financial statements, including the Company’s system of internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company.

• Audit Committee Charter.

The Board of Directors has adopted a written charter for the Audit Committee, which it annually reviews, updates and/or reaffirms. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

• Composition of the Audit Committee.

The Audit Committee is comprised of four members of the Company’s Board. Each Audit Committee member meets the independence standards set out in the Company’s By-laws and the requirements of the New York Stock Exchange currently in effect. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and have accounting or related financial management expertise.

• Regular Review of Financial Statements.

During 2001, the Audit Committee regularly reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and the Company’s independent auditors reviewed and discussed the Company’s unaudited financial statements before the release of each quarters’ earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

• Communications with Independent Auditors.

The Audit Committee has discussed with Arthur Andersen LLP, the independent auditors, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as modified or supplemented by the Auditing Standards Boards of the American Institute of Certified Public Accountants. These discussions included all matters required by SAS 61, including independent auditors’ responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates. The Audit Committee met privately with the independent auditors twice during 2001.

• Independence of Independent Auditors.

The Company’s independent auditors are accountable, ultimately, to the Board and the Audit Committee. The Audit Committee has received from the independent auditors required written disclosures, including a formal written statement, setting out all the relationships between the Company and its independent auditors, as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board. The Audit Committee has discussed the independent auditors’ independence, any disclosed relationships and the impact of those relationships on the independent auditors’ independence.

• Recommendation Regarding Annual Report on Form 10-K.

In performing its oversight function during 2001 with regard to financial statements for 2001 the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as the independent auditors. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2001. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board that the Financial Statements be included in the Annual Report on Form 10-K for that year (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

This report is furnished by the members of the Audit Committee.

Christina A. Gold, Chair
John J. Hamre
Raymond W. LeBoeuf
Linda S. Sanford

Executive Compensation

Report of the Compensation and Personnel Committee

The Compensation and Personnel Committee of the Board of Directors establishes executive compensation policies. This report discusses the application of these policies to ITT Industries’ executive officers in general, and the rationale for the decisions affecting the compensation as reported for 2001 of Louis J. Giuliano who was unanimously elected as chairman, president and chief executive officer effective upon the resignation and retirement of Travis Engen on March 1, 2001. Additionally, this report discusses the elements of compensation for Messrs. Giuliano and Engen and each of the four other named executive officers in the Summary Compensation Table.

ITT Industries is a global, multi-industry engineering and manufacturing company with leading positions in the markets that it serves. ITT Industries has approximately 38,000 employees located in 48 countries with 2001 sales of approximately $4.7 billion and assets of approximately $4.5 billion. In establishing compensation policies and programs for 2001, the Committee considered compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations consisted of leading manufacturing companies in the S&P Industrials Index.

ITT Industries’ executive compensation program historically has been designed to attract, reward, and retain capable and motivated executives and to provide incentives that vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program has been to provide ITT Industries’ executives with incentives directly linked to shareholder value. In reviewing ITT’s compensation programs, the Committee has agreed with management’s desire to provide a closer link between compensation and performance. The Company believes that the measures of performance in its compensation programs must be aligned with the measures that are key to the success of its businesses. The stronger link between compensation and performance is intended to provide incentives for achieving financial and business objectives, increasing the value of the Company’s stock and increasing value to our shareholders.

The Compensation Program. The executive compensation program of ITT Industries is based on current competitive compensation practices as well as on performance measures and policies that focus on the continued growth of shareholder value. The compensation for ITT Industries’ executives consists of base salary, annual incentives, stock-based programs, long-term incentives, and employee benefits. The Summary Compensation Table reflects payments and awards during the three years ended 2001.

• Base Salary.

Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries’ compensation survey, ITT Industries’ senior executive salaries are at competitive levels. Salaries provide a necessary element of stability in the total pay program. Salary increases are based primarily on merit, and during 2001 the normal interval between salary reviews for all executives was twelve months.

The Committee reviewed the performance of the named executive officers of ITT Industries during 2001. The Committee will continue to review and assess the performance of the chief executive officer and all senior executives and will authorize salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries’ salary administration program. Effective March 1, 2002, Mr. Giuliano’s annual base salary was increased to $927,000 to reflect his new duties as chairman, president and chief executive officer. As of March 1, 2002, the annual salaries of the other named executive officers of ITT Industries were as follows: Mr. Anderson, $515,000; Mr. Ayers, $434,500; Mr. Maffeo, $382,100; and Mr. Driesse, $335,000.

• Annual Incentive Plan.

For 2001, the named executive officers participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers approved by ITT Industries’ shareholders in 1997. Bonus amounts paid under the plan were based on the economic value added performance of ITT Industries during 2001 as compared with the annual performance goals established and approved by the Committee at the beginning of the 2001 performance year. The amounts paid with respect to performance year 2001 reflect ITT Industries’ strong operational and financial performance during the year. The bonus awards for 2001 shown in the Summary Compensation Table following this report, include payments in accordance with the annual incentive plan, as well as supplemental payments outside the plan to Messrs. Giuliano, Anderson, Ayers, and Driesse in recognition of performance factors. Mr. Engen did not receive a bonus for performance year 2001.

Pursuant to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), regarding performance-based compensation plans, the ITT Industries 1997 Annual Incentive Plan for Executive Officers, which was originally approved by the shareholders of ITT Industries at the annual meeting held in 1997, is being presented to the shareholders at the annual meeting for re-approval. See Item C herein for summary information regarding this plan and Appendix I hereto for the provisions of the plan itself.

• Long-Term Incentive Award Program.

ITT Industries’ long-term incentive award program is based on the competitive market and designed to link incentive awards to shareholder value. The target value of each award is determined as a percent of base salary and program parameters are approved each year by the Compensation and Personnel Committee. All executives are eligible to participate in the program through non-qualified stock options. For senior executives, the total award value is split equally between non-qualified stock options and target cash awards.

• Stock-Based Awards.

Stock options are the incentive component utilized for all executive participants in the company’s Long-Term Incentive Award Program described above. Stock options provide long-term incentives that are directly related to the performance of ITT Industries’ common stock. Non-qualified stock options have terms of ten years and two days, and closely align executives’ interests with those of other shareholders. The stock option tables on pages 39 and 40 provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately 2,028,500 shares of non-qualified stock options were granted effective January 2, 2002 to approximately 469 executives under the 1994 ITT Industries Incentive Stock Plan (the “1994 Plan”). Grants to the named executive officers were as follows: Mr. Giuliano, 100,000 shares; Mr. Anderson, 40,000 shares; Mr. Ayers, 25,000 shares; Mr. Maffeo, 25,000 shares; and Mr. Driesse, 25,000 shares. For Messrs. Giuliano, and the other named executive officers, such options were granted at an option exercise price of $50.65 per share and will become exercisable upon the earlier of an appreciation in ITT Industries’ common stock price of 25% above the grant price for ten consecutive trading days, or nine years from the date of grant.

• Long-Term Incentive Plan.

The ITT Industries 1997 Long-Term Incentive Plan approved by shareholders in 1997 authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee. It has been Company practice that only senior executives participate in this plan. Awards made under this plan are expressed as target cash awards and comprise one-half of the total long-term incentive value for senior executives. The nonqualified stock options described above comprise the other half.

The Long-Term Incentive Plan provides that the Committee shall determine the size and frequency of awards, performance measures, performance goals and performance periods. The size of the awards is determined by the Committee in order to meet competitive practice. Payment, if any, of awards generally will be made at the end of the applicable performance period and will be based on ITT Industries’ performance as compared with the performance measures approved by the Committee.

Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of ITT Industries.

The long-term incentive plan enables the Committee to make adjustments to awards and increase or decrease payment values based upon events or circumstances, including but not limited to acquisitions or divestitures, having a material impact on the overall performance of ITT Industries.

On January 2, 2002 the Committee granted target awards under the long-term incentive plan to 52 key employees, including Messrs. Giuliano, Anderson, Ayers, Maffeo, and Driesse. The performance period with respect to the 2002 awards is three years beginning January 1, 2002. The 2002 target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Giuliano, $1,412,000; Mr. Anderson, $564,800; Mr. Ayers, $353,000; Mr. Maffeo, $353,000; and Mr. Driesse, $353,000. The ultimate value, if any, of each of these awards will be determined in accordance with the established performance measurement formula for the target awards granted in 2002. The award amounts set forth above would be the amounts payable if the formula results in payment at the 100% level. Payment, if any, with respect to the 2002 target awards will be based on the Company’s total shareholder return performance compared with the other S&P® Industrial companies.

Messrs. Giuliano, Ayers, Maffeo, Driesse and Engen received grants of awards in 1999 under the ITT Industries 1997 Long-Term Incentive Plan. These awards were subject to a three-year performance period ending December 31, 2001 and were subject to achievement of pre-established goals, as approved by the Committee in 1999, measuring ITT Industries’ performance with respect to total shareholder return against the performance of the other S&P® Industrial companies. Long-Term Incentive Plan payments were made in strict accordance with the plan as measured for the period of December 31, 1999 through December 31, 2001 and are shown in the Summary Compensation Table on page 37. Based on the Company’s performance at the 69.4 percent rank of the S&P® Industrial companies, payout was at 164.815% of target, which was in accordance with the approved formula. The Committee determined that payment be made in a combination of cash and shares of ITT Industries’ stock to encourage increased share ownership among the company’s senior executives. The shares were valued at $50.50 per share, the market value as of the close of the measurement period.

Pursuant to the requirements of Section 162(m) of the Code regarding performance-based compensation plans, the ITT Industries 1997 Long-Term Incentive Plan, which was originally approved by the shareholders of ITT Industries at the annual meeting held in 1997, is being presented to the shareholders at the annual meeting for re-approval. See Item D herein for summary information regarding this plan and Appendix II hereto for the provisions of the plan itself.

• Share Ownership Guidelines

At their meeting on March 5, 2001, the Committee endorsed Share Ownership Guidelines for corporate officers of ITT Industries, and such guidelines were approved by the ITT Industries Board of Directors on March 6, 2001. These guidelines specify the desired levels of company stock that each officer should own and encourage a set of behaviors to enable each officer to reach the guideline levels of ownership.

The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers. Specifically the guidelines apply as follows: chief executive officer at four times base salary; chief financial officer at three times base salary; senior vice presidents and management company presidents at two times base salary; and all other corporate vice presidents at one times base salary.

In achieving these ownership levels, shares owned outright, Company restricted stock, shares held in the Company’s dividend reinvestment plan, shares owned in the Company’s investment and savings plan, and “phantom” shares held in the deferred compensation plan are considered. To attain the ownership levels set forth in the guidelines it is expected that any restricted shares that become unrestricted will be held, that all shares earned through any payout of the Company’s long-term incentive plan will be held, and that all shares acquired through exercise of stock options will be held, except in all cases to the extent that tax obligations need to be met. The Committee will monitor compliance with the guidelines periodically.

• Employee Benefits.

Executives also participate in ITT Industries’ broad-based employee benefits program that includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. The named executive officers also participate in certain other benefit programs that are described on pages 41 through 46.

Under the deferred compensation plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual incentive. The amount of deferred compensation ultimately received is based on the performance of benchmark investment funds made available under the plan as selected by the executive. Participants in the plan may elect a fund that tracks the performance of ITT Industries common stock.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be desirable. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries’ tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the Compensation and Personnel Committee.

Curtis J. Crawford, Chair
Raymond W. LeBoeuf
Frank T. MacInnis
Linda S. Sanford
Markos I. Tambakeras

Performance Graph

	Dec-96	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01

ITT Industries, Inc.	$100	$131	$169	$145	$171	$226
S&P®500	$100	$133	$171	$208	$189	$166
S&P® Industrials Index	$100	$131	$175	$221	$206	$182
S&P® MidCap Manufacturing (Diversified) Index(1)	$100	$92	$115	$110	$123	$150

(1)	The performance of this index is voluntarily provided, as it represents companies more closely comparable to ITT Industries.

Compensation of Executive Officers

The following table shows the annual and long-term compensation paid or awarded during the three-year period ended December 31, 2001 to each of the persons who held the position of chief executive officer and the four other most highly paid executive officers of ITT Industries during 2001.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts
						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(3)	($)(4)	(#)(5)	($)(6)	($)(7)
Louis J. Giuliano(1)	2001	849,231	1,350,000	7,875	—	120,000	785,343	29,723
Chairman, President and	2000	623,558	632,391	10,222	—	65,000	411,041	21,620
Chief Executive	1999	550,000	586,905	339,983	—	50,000	148,103	19,250
Officer, formerly President
and Chief Operating Officer — ITT Industries
David J. Anderson(2)	2001	478,215	400,000	6,715	—	35,000	—	16,575
Senior Vice President	2000	450,000	364,257	199,857	—	—	—	14,538
and Chief Financial	1999	17,308	325,000	131,955	1,006,875	100,000	—	—
Officer — ITT Industries
Robert L. Ayers	2001	418,809	265,000	—	—	25,000	235,680	14,658
Senior Vice President —	2000	403,200	289,847	200,000	—	25,000	—	14,088
ITT Industries and	1999	338,712	263,320	526,754	—	15,000	—	12,279
President — Fluid
Technology
Vincent A. Maffeo	2001	368,415	247,165	574	—	24,000	376,932	12,894
Senior Vice President	2000	354,469	264,896	553	—	24,000	308,821	12,406
and General Counsel —	1999	340,577	268,411	4,262	—	24,000	105,788	11,920
ITT Industries
Henry J. Driesse	2001	310,246	270,000	—	—	25,000	172,726	10,859
Senior Vice President —	2000	253,394	247,500	—	—	12,000	141,363	8,869
ITT Industries and	1999	216,955	112,000	—	—	11,000	46,547	7,593
President Defense
Travis Engen(1)	2001	203,077	—	1,615	—	125,000	1,134,036	5,950
formerly Chairman and	2000	1,090,962	1,484,010	10,519	—	100,000	1,284,504	38,138
Chief Executive —	1999	1,041,346	1,493,940	10,068	—	100,000	507,780	36,447
ITT Industries

(1)	Mr. Engen resigned as chairman and chief executive of ITT Industries effective February 28, 2001. He retired from ITT Industries on March 1, 2001. Mr. Giuliano was unanimously elected chairman, president and chief executive officer by the Board of Directors effective March 1, 2001.

(2)	Mr. Anderson joined ITT Industries on December 13, 1999.

(3)	Amounts shown in this column for Messrs. Giuliano, Anderson, Ayers, Maffeo, and Engen are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amount for Mr. Giuliano includes tax reimbursement allowances of $332,163 with respect to 1999 relocation expenses of $354,124. The amount for Mr. Anderson includes tax reimbursement allowances of $131,955 with respect to relocation expenses of $150,000 during 1999 and $191,357 with respect to relocation expenses of $214,838 during 2000. The amount for Mr. Ayers includes tax reimbursement allowances of $326,368 with respect to 1999 relocation expenses of $374,282. It also includes payments of $200,000 in 1999 and 2000 to Mr. Ayers, in connection with his offer of employment.

(4)	The amount for Mr. Anderson represents the value on December 13, 1999 of 30,000 shares of restricted stock awarded on that date in connection with his offer of employment. The shares are subject to restriction, during which time Mr. Anderson will be entitled to dividends paid on the ITT Industries’ common stock and will have the right to vote the shares. The first 10,000 of such shares would have vested on January 1, 2001, except that Mr. Andersen elected to extend the restriction period to January 1, 2004. The remaining of such shares vest as to 10,000 shares on January 1, 2003 and 10,000 shares on January 1, 2005. Should Mr. Anderson be terminated from ITT Industries other than for cause, restrictions with respect to these shares will lapse immediately. The value of such shares at December 31, 2001 was $1,515,000.

(5)	The named executive officers do not hold any stock appreciation rights in connection with the options shown.

(6)	Amounts shown in this column for 2001 represent the aggregate payout value of the 1999 target award subject to a 3-year performance period ending December 31, 2001. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries common stock valued at $50.50, the closing price on December 31, 2001. The shares issued to the named officers were as follows: Mr. Giuliano, 7,775 shares; Mr. Ayers, 2,333 shares; Mr. Maffeo, 3,731 shares; and Mr. Driesse, 1,710 shares. As a retiree, Mr. Engen’s payment was made entirely in the form of cash. Amounts shown in this column for 2000 represent the aggregate payout value of the 1998 target award subject to a 3-year performance period ending December 31, 2000. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries common stock valued at $38.75, the closing price on December 31, 2000. The shares issued to the named officers were as follows: Mr. Giuliano, 5,303 shares; Mr. Maffeo, 3,977 shares; Mr. Driesse, 1,824 shares; and Mr. Engen, 16,574 shares. Amounts shown in this column for 1999 represent the aggregate payout value of the 1997 target award subject to a 3-year performance period ending December 31, 1999. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries common stock valued at $33.44 per share, the closing price on December 31, 1999. The shares issued to the named officers were as follows: Mr. Giuliano, 2,214 shares; Mr. Maffeo, 1,581 shares; Mr. Driesse, 695 shares and Mr. Engen, 7,592 shares.

(7)	The amounts shown in this column for all named executive officers are company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee’s contribution, such matching contribution not to exceed three percent (3%) of such employee’s salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee’s salary. The amounts applicable to the Excess Savings Plan for 2001 were as follows: Mr. Giuliano, $23,773; Mr. Anderson, $10,788; Mr. Ayers, $8,708; Mr. Maffeo, $6,945; and Mr. Driesse, $4,909.

Option Grants During 2001

The following table provides information about options granted on January 2, 2001 to the named executive officers of ITT Industries and an additional grant to Mr. Giuliano on March 7, 2001 in recognition of his election as Chairman, President and Chief Executive Officer. The options awarded to Messrs. Giuliano, Anderson, Maffeo, and Engen will become exercisable upon the earlier of

•	a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days, or

•	the ninth anniversary of the date the options were granted.

The options granted to Messrs. Ayers and Driesse will become exercisable upon the earlier of

•	a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days, or

•	in one-third cumulative installments after the first, second and third anniversaries of the date of grant.

The options granted on January 2, 2001 became exercisable on May 31, 2001 because the target increase in share price had been achieved.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options/			Rates of Stock Price
	Underlying	SARs	Exercise		Appreciation for
	Options/	Granted to	or Base		Option Term(2)
	SARs	Employees in	Price $/	Expiration
Name	Granted #(1)	2001(1)	Share	Date	5%	10%

Louis J. Giuliano	65,000	3.1%	$36.88	1-4-2011	$1,506,050	$3,821,350
	55,000	2.6%	$42.74	3-7-2011	$1,478,950	$3,746,050
David J. Anderson	35,000	1.7%	$36.88	1-4-2011	$810,950	$2,057,650
Robert L. Ayers	25,000	1.2%	$36.88	1-4-2011	$579,250	$1,469,750
Vincent A. Maffeo	24,000	1.2%	$36.88	1-4-2011	$556,080	$1,410,960
Henry J. Driesse	25,000	1.2%	$36.88	1-4-2011	$579,250	$1,469,750
Travis Engen	125,000	6.0%	$36.88	1-4-2011	$2,896,250	$7,348,750

(1)	ITT Industries did not grant any SARs during 2001.

(2)	At the end of the term for the options granted on January 2, 2001, the projected price of a share of ITT Industries’ common stock would be $60.05 and $95.67 at assumed annual appreciation rates of 5% and 10%. At the end of the term for the 55,000 options granted to Mr. Giuliano on March 5, 2001, the projected price of a share of ITT Industries’ common stock would be $69.63 and $110.85 at assumed annual appreciation rates of 5% and 10%.

Aggregated Option Exercises During 2001 and Year-End Option Values

The table below provides information about

•	options exercised during 2001 by the named executive officers, and

•	the value of each of their unexercised options at December 31, 2001, calculated using the $50.50 closing price of the ITT Industries’ common stock on December 31, 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs Held at
	Shares		FY-End(#)(1)		FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Louis J. Giuliano	—	—	879,522	105,000	25,676,117	973,800
David J. Anderson	50,000	755,322	85,000	0	1,323,700	0
Robert L. Ayers	—	—	60,000	5,000	879,650	54,700
Vincent A. Maffeo	46,697	1,228,663	147,000	24,000	3,100,820	262,560
Henry J. Driesse	—	—	149,828	3,667	3,828,845	40,117
Travis Engen	329,385	11,458,987	1,529,777	100,000	43,244,898	1,093,750

(1)	There are no SARs outstanding.

Long-Term Incentive Plan — 2001 Awards

The following table provides information about target awards made to each of the named executive officers during 2001. The final payment value, if any, of the target awards will be determined based on ITT Industries’ total shareholder return performance measured against the other S&P® Industrial companies. Payment, if any, would be made following the completion of the three-year performance period.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts
			Under Non-Stock
	Number of	Performance or	Price-Based Plans
	Shares, Units	Other Period Until
	or Other Rights	Maturation or	Threshold	Target	Maximum
Name	(#)	Payout	($)	($)	($)

Louis J. Giuliano	—	1/1/01-12/31/2003	727,200	1,454,400	2,908,800
David J. Anderson	—	1/1/01-12/31/2003	212,200	424,400	848,800
Robert L. Ayers	—	1/1/01-12/31/2003	151,500	303,000	606,000
Vincent A. Maffeo	—	1/1/01-12/31/2003	145,450	290,900	581,800
Henry J. Driesse	—	1/1/01-12/31/2003	151,500	303,000	606,000
Travis Engen(1)	—	1/1/01-12/31/2003	757,500	1,515,000	3,030,000

(1)	Payment, if any, with respect to Mr. Engen’s award at the end of the performance period will be prorated based on 2 months of the 36 month performance period.

Senior Executive Severance Pay Arrangements

Senior executives who are U.S. citizens or who are employed in the United States are covered by the ITT Industries, Inc. Senior Executive Severance Pay Plan. If a covered executive is terminated by ITT Industries, that executive would be eligible to receive severance pay unless the executive is terminated for cause, terminated after the executive’s normal retirement date, or in certain divestiture instances where the executive accepts employment or refuses comparable employment. There is no severance in cases where the executive voluntarily leaves the company. The amount of severance pay depends upon the executive’s base pay and years of service. The amount will not exceed 24 months of base pay, or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. ITT Industries’ obligation to continue severance payments stops if the executive does not comply with non-competition provisions of the plan or with ITT Industries’ Code of Corporate Conduct.

If a covered executive receives or is entitled to receive other compensation from ITT Industries, the amount of that compensation could be used to offset amounts otherwise payable under the plan. During the period in which the executive continues to receive severance payments, the executive will have a limited right to continue to be eligible for participation in certain benefit plans.

Messrs. Giuliano, Anderson, Ayers, Maffeo, and Driesse participate in the plan. As a part of Mr. Anderson’s employment arrangement, he is entitled to a severance benefit equal to two years of base salary and two years of target bonus should he be terminated from ITT Industries other than for cause during the first three years of his employment. Thereafter, his benefit would be determined in accordance with the plan.

Special Senior Executive Severance Pay Plan

The ITT Industries, Inc. Special Senior Executive Severance Pay Plan provides severance benefits for covered executives whose employment is terminated other than for cause or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as defined in the Change of Control Arrangements described below. The plan provides two levels of benefits for covered executives, based on their position within the Company. If an executive were terminated within two years of an acceleration event, he or she would be entitled to

•	two or three times the highest annual base salary rate during the three years immediately preceding termination and two or three times the highest bonus paid or awarded in the three years preceding an acceleration event;

•	continuation of health and life insurance benefits and certain perquisites at the same levels for two or three years;

•	a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under the company’s pension plans and the total lump sum value of his or her pension benefit under the pension plans after crediting an additional two or three years of age and eligibility and benefit service using the highest annual base salary rate and bonus for purposes of determining final average compensation under the pension plans;

•	credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;

•	a lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination times the highest percentage rate of the company’s contributions to the ITT Industries Investment and Savings Plan for Salaried Employees and the Excess Savings Plan; and

•	tax gross-up of certain of the payments.

Messrs. Giuliano, Anderson, Ayers, Maffeo, and Driesse are covered at the highest level of benefits.

Change of Control Arrangements

The payment or vesting of awards or benefits under the benefit plans listed below would be accelerated upon the occurrence of a change of control of ITT Industries. There would be a change of control if one of the following acceleration events occurred:

1.	A report on Schedule 13D would be filed with the Securities and Exchange Commission disclosing that any person, other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary, had become the beneficial owner of 20% or more of ITT Industries’ outstanding stock;

2.	A person other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary would purchase ITT Industries’ shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 15% or more of ITT Industries’ outstanding stock;

3.	The shareholders would approve

(a) any consolidation or merger of ITT Industries in which it would not be the continuing or surviving corporation or the common stock of ITT Industries would be converted into cash, securities or other property, unless the transaction was a merger in which the shareholders of ITT Industries immediately prior to the merger would have the same proportionate ownership of common stock of the surviving corporation that they held in ITT Industries immediately prior to the merger; or

(b) any sale, lease, exchange or other transfer of all or substantially all of the assets of ITT Industries; or

4.	A majority of the members of the Board of Directors would change within a 12-month period, unless the election or nomination for election of each of the new Directors by ITT Industries’ stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

The following ITT Industries benefit plans have change of control provisions:

•	the 1986 Incentive Stock Plan;

•	the 1994 Incentive Stock Plan;

•	the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors;

•	the 1997 Annual Incentive Plan for Executive Officers;

•	the 1997 Annual Incentive Plan;

•	the 1997 Long-Term Incentive Plan;

•	the Special Senior Executive Severance Pay Plan;

•	the ITT Industries Enhanced Severance Pay Plan;

•	the Deferred Compensation Plan;

•	the Excess Saving Plan;

•	the Excess Pension Plans; and

•	the Salaried Retirement Plan.

In addition, if approved by the shareholders at the annual meeting, the 2002 ITT Industries Stock Option Plan for Non-Employee Directors would have change of control provisions.

Salaried Retirement Plan

Most of ITT Industries’ salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered under either the Traditional Pension Plan (TPP) or a Pension Equity Plan (PEP) formula for future pension accruals. While the TPP formula pays benefits on a monthly basis after retirement, the PEP formula enables participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age. Under the TPP, a participant first employed prior to January 1, 2000, would receive an annual pension that would be the total of

•	2% of his or her average final compensation for each of the first 25 years of benefit service,

•	plus 1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of forty years, except that no more than 1/2 of the primary Social Security benefit would be taken into account to calculate the reduction.

Average final compensation (including salary plus approved bonus payments) is the total of:

•	the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•	the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who retired at age 65:

Pension Plan Table

	Year of Benefits Service
Average Final
Compensation	10	15	20	25	30

$400,000	$80,000	$120,000	$160,000	$200,000	$230,000
600,000	120,000	180,000	240,000	300,000	345,000
800,000	160,000	240,000	320,000	400,000	460,000
1,000,000	200,000	300,000	400,000	500,000	575,000
1,200,000	240,000	360,000	480,000	600,000	690,000
1,400,000	280,000	420,000	560,000	700,000	805,000
1,600,000	320,000	480,000	640,000	800,000	920,000
1,800,000	360,000	540,000	720,000	900,000	1,035,000
2,000,000	400,000	600,000	800,000	1,000,000	1,150,000
2,500,000	500,000	750,000	1,000,000	1,250,000	1,437,500
3,000,000	600,000	900,000	1,200,000	1,500,000	1,725,000

(1)	Amounts shown under Salary and Bonus opposite the names of the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2)	The years of benefit service through December 31, 2001 are: Mr. Giuliano, 13.50 years; Mr. Ayers, 3.25 years; Mr. Driesse, 20.95 years; and Mr. Maffeo, 24.49 years.

(3)	At December 31, 2001, Mr. Anderson had 2.05 years of benefit service under the ITT Industries Salaried Retirement Plan. The Compensation and Personnel Committee has approved an ex-gratia pension benefit in the form of a life annuity for Mr. Anderson. Such benefit will be in the amount of $125,000 annually provided that Mr. Anderson completes at least ten years of eligibility service under the plan. In the event that he is terminated by the Company, other than for cause, after he has completed at least five years of eligibility service, payment will commence as of January 1, 2010. In the event of a change of control, payment will commence as of January 1, 2010, regardless of the number of years of eligibility service completed by Mr. Anderson as of the date of the change of control.

Participants who retire at or after they reach 60 years of age and have completed at least 15 years of eligibility service would receive undiscounted early retirement pensions.

At the present time, none of the individuals named in the Summary Compensation Table have elected to accrue benefits under the PEP formula.

Employees first hired on or after January 1, 2000 are eligible to make an annual election to be covered under either the PEP formula referred to above or a TPP formula (post-2000 TPP) which provides for a lower accrual rate than the TPP formula described above which is available to employees hired before January 1, 2000.

Regardless of the formula elected, participants become vested in their accrued pension benefits after they complete five years of eligibility service.

Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, ITT Industries has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by ITT Industries. There also is an excess plan trust under which excess benefits accrued by certain of the officers are funded. Generally, participating officers may elect, upon retirement, to receive their excess benefit in a single discounted lump sum payment, if approved by the Compensation and Personnel Committee of the Board.

In the event of a change of control, any excess benefit would be immediately payable and would be paid in a single discounted lump sum.

Beneficial Ownership of ITT Industries’ Common Stock

Set forth below is information reported to the Securities and Exchange Commission on the most recently filed Schedule 13G by the following persons who owned more than 5% of ITT Industries’ outstanding common stock. This information does not include holdings by the Trustee with respect to individual participants in the ITT Industries Investment and Savings Plan for Salaried Employees.

	Amount and
	nature of
Name and address	beneficial	Percent of
of beneficial owner	ownership	Class

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	11,124,200	12.65%
One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429

(1)	As reported on a Schedule 13G dated February 18, 2002, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 839,600 shares, shared voting power with respect to 10,284,600 shares, and sole dispositive power with respect to 11,124,200 shares. The 11,124,200 shares include 9,042,600 shares reported by Vanguard Windsor Funds — Windsor II Fund on a Schedule 13G dated February 11, 2002, representing 10.23% of the class and with respect to which the Fund has sole voting power and shared dispositive power.

Stock Ownership of Directors and Executive Officers

The following table shows, as of January 31, 2002, the beneficial ownership of ITT Industries’ common stock and options exercisable within 60 days by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group.

Name of beneficial owner	Shares	Options	Total
	Owned		Shares
			Beneficially
			Owned
Rand V. Araskog	209,346	—	209,346
Curtis J. Crawford	9,057	—	9,057
Louis J. Giuliano(1)	66,670	768,056	834,726
Christina A. Gold	6,389	—	6,389
John J. Hamre	2,100	—	2,100
Raymond W. LeBoeuf	3,435	—	3,435
Frank T. MacInnis	638	—	638
Linda S. Sanford	5,543	—	5,543
Markos I. Tambakeras	911	—	911
David J. Anderson	33,362	85,000	118,362
Robert L. Ayers	26,469	65,000	91,469
Henry J. Driesse	14,656	153,495	168,151
Vincent A. Maffeo	28,334	121,000	149,334
Travis Engen	99,955	1,629,777	1,729,732
All Directors and executive officers as a group (21)	588,203	3,385,339	3,973,542

(1)	These numbers include the effect of a stock option exercise on February 6, 2002 in which Mr. Giuliano exercised an option for 216,466 shares and increased his holdings by 37,532 shares.

The number of shares beneficially owned by each Director or executive officer has been determined under rules of the Securities and Exchange Commission, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right.

Unless otherwise indicated, each Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.

As of January 31, 2002, Mr. Engen owned 1.94% and all Directors and executive officers as a group owned 4.45% of the shares deemed to be outstanding. No other Director or executive officer owned in excess of one percent of the shares deemed to be outstanding.

Appendix I

ITT Industries 1997 Annual Incentive Plan

For Executive Officers

1.      Purpose

The purpose of this ITT Industries 1997 Annual Incentive Plan for Executive Officers (the “Incentive Plan”) is to provide incentive compensation in the form of a bonus to executive officers of ITT Industries, Inc. (the “Company”) for achieving specific pre-established performance objectives and to continue to motivate participating executive officers to achieve their business goals, while tying a portion of their compensation to measures affecting shareholder value. The Incentive Plan seeks to enable the Company to continue to be competitive in its ability to attract and retain executive officers of the highest caliber.

All compensation payable under the Incentive Plan to the Company’s Chief Executive and the four other highest compensated executive officers (collectively the “Participating Executives”), whose compensation is subject to disclosure in the Company’s proxy statement, is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, to be deductible by the Company for income tax purposes.

2.      Plan Administration

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, as constituted by the Board from time to time, shall be comprised completely of “outside directors” as defined under Section 162(m) of the Code.

The Committee shall have full power and authority to administer, construe and interpret the provisions of the Incentive Plan and to adopt and amend administrative rules and regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the Committee considers appropriate.

Except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power, to the extent permitted by law, to delegate its authority to any officer or employee of the Company to administer and interpret the procedural aspects of the Incentive Plan, subject to the terms of the Incentive Plan, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee may rely on opinions, reports or statements of officers or employees of the Company and of counsel to the Company (inside or retained counsel), public accountants and other professional or expert persons.

The Board reserves the right to amend or terminate the Incentive Plan in whole or in part at any time; provided, however, that except as necessary to maintain the Incentive Plan’s compliance with Section 162(m) of the Code, no amendments shall adversely affect or impair the rights of any participant previously accrued thereby, without the written consent of the participant. Unless otherwise prohibited by applicable law, any amendment required to conform the Incentive Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment to the Incentive Plan may be made to alter the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria specified in Section 4 hereof or the maximum bonus payable to any Participating Executive without shareholder approval unless shareholder approval is not required in order for bonuses paid to Participating Executives to constitute qualified performance-based compensation under Section 162(m) of the Code.

No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Incentive Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Incentive Plan, unless arising out of such person’s own fraud or bad faith.

3.      Eligible Executives

Executive officers of the Company who are senior vice presidents or above shall be eligible to participate in the Incentive Plan. Prior to or at the time performance objectives are established for a “Performance Period”, as defined below, the Committee shall designate in writing the Participating Executives for that Performance Period.

4.      Plan Year, Performance Periods, Performance Measures and Performance Targets

Each fiscal year of the Incentive Plan (the “Plan Year”) shall begin on January 1 and end on December 31. The performance period (the “Performance Period”) with respect to which bonuses may be payable under the Incentive Plan shall be the Plan Year unless the Committee designates one or more different Performance Periods.

The Committee shall establish the performance measures (the “Performance Measures”) to be used which may include, but shall not be limited to, net operating profit after tax, economic value added, earnings per share, return on equity, return on total capital, or such other measures as determined by the Committee. In addition, to the extent consistent with Section 162(m) of the Code, Performance Measures may be based upon other objectives such as negotiating transactions or sales and developing long-term goals. The Performance Measures shall be objectively determinable and, to the extent that they are expressed in standard accounting terms, shall be according to generally accepted accounting principles as in existence on the date on which the applicable Performance Period is established and without regard to any changes in such principles after such date. For purposes of the Plan, economic value added shall mean the amount of economic profit created in excess of the amount required to satisfy the obligations to and normal expectations of the Company’s lenders and investors.

The Committee shall establish the performance targets (the “Performance Targets”) to be achieved which shall be based on one or more Performance Measures relating to the Company as a whole or to the specific businesses of the Company, subsidiaries, operating companies, or operating units as determined by the Committee and shall be expressed as an objective formula to be used in calculating the amount of bonus award each Participating Executive shall be eligible to receive. There may be a sliding scale of payment dependent upon the percentage levels of achievement of Performance Targets.

The Performance Measures and Performance Targets, which may be different with respect to each Participating Executive and each Performance Period, must be set forth in writing by the Committee within the first ninety (90) days of the applicable Performance Period.

5.      Certification of Performance Targets and Calculation of Bonus Awards

After the end of each Performance Period, and prior to the payment for such Performance Period, the Committee must certify in writing the degree to which the Performance Targets for the Performance Period were achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award. The Committee shall calculate the amount of each Participating Executive’s bonus for such Performance Period based upon the Performance Measures and Performance Targets for each Participating Executive. In establishing Performance Targets and Performance Measures and in calculating the degree of achievement thereof, the Committee may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The Committee shall have no authority or discretion to increase the amount of any Participating Executive’s bonus as so determined, but it may reduce the amount or totally eliminate any bonus award if it determines in its absolute and sole discretion that such action is appropriate in order to reflect the Participating Executive’s performance or unanticipated factors during the Performance Period.

No Participating Executive’s bonus for any Performance Period shall exceed the lesser of 200% of the participant’s annual base salary as in effect as of the last day of such Performance Period or $4,000,000.

6.      Payment of Awards

Approved bonus awards shall be payable by the Company in cash to each Participating Executive, or to the Participating Executive’s estate in the event of the Participating Executive’s death, as soon as practicable after the end of each Performance Period. No bonuses may be paid under the Incentive Plan until the Committee has certified in writing that the relevant Performance Targets were achieved.

If a Participating Executive is not an employee on the last day of the Performance Period, the Committee shall have sole discretion to determine what portion, if any, the Participating Executive shall be entitled to receive with respect to any award for the Performance Period. The Committee shall have the authority to adopt appropriate rules and regulations for the administration of the Incentive Plan in such termination cases.

The Company retains the right to deduct from any bonus awards paid under the Incentive Plan any Federal, state, local or foreign taxes required by law to be withheld with respect to such payment.

Notwithstanding the above, no bonus awards shall be paid under the Incentive Plan unless the Incentive Plan is approved by the requisite shareholders of the Company.

7.      Other Terms and Conditions

Any award made under this Incentive Plan shall be subject to the discretion of the Committee. No person shall have any legal claim to be granted an award under the Incentive Plan and the Committee shall have no obligation to treat Participating Executives uniformly. Except as may be otherwise required by law, bonus awards under the Incentive Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Incentive Plan shall be payable from the general assets of the Company, and no Participating Executive shall have any claim with respect to any specific assets of the Company.

Nothing contained in the Incentive Plan shall give any Participating Executive the right to continue in the employment of the Company or affect the right of the Company to terminate a Participating Executive.

8.      Acceleration Event

An “Acceleration Event” shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d)

of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding Common Stock, $1 par value, of ITT Industries (the “Stock”); (ii) any person (within the meaning of Section 13(d) of the Act), other than ITT Industries or a subsidiary of ITT Industries, or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of ITT Industries (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifteen percent or more of the outstanding Stock of ITT Industries (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the stockholders of ITT Industries shall approve (a) any consolidation or merger of ITT Industries in which ITT Industries is not the continuing or surviving corporation or pursuant to which shares of Stock of ITT Industries would be converted into cash, securities or other property, other than a merger of ITT Industries in which holders of Stock of ITT Industries immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT Industries, or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT Industries within a 12-month period unless the election or nomination for election by ITT Industries’ stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

Upon the occurrence of such Acceleration Event, the bonus amount for the particular performance year will be deemed to have been achieved. Payment at the target amount, for the full year, will be made to each Participating Executive, in cash, within five (5) business days following such Acceleration Event.

9.      Miscellaneous

The Incentive Plan shall be effective January 1, 1997 subject to the approval of the requisite shareholders of the Company. Once approved, the Plan shall remain in effect unless/until terminated by the Board; provided, however, that if an Acceleration Event has occurred no amendment or termination shall impair the rights of any Participating Executive with respect to any prior award.

This Incentive Plan shall be construed and governed in accordance with the laws of the State of New York.

Appendix II

ITT Industries 1997 Long-Term Incentive Plan

1.      Establishment and Purpose

1.1 Establishment of the Plan. ITT Industries, Inc., an Indiana corporation, hereby establishes an incentive compensation plan to be known as the “ITT Industries 1997 Long-Term Incentive Plan” (the “Plan”), as set forth in this document. The Plan shall become effective as of January 1, 1997, subject to approval by the requisite shareholders of the Company. The Plan shall remain in effect until terminated by the Board.

1.2. Purposes. The purposes of the Plan are to promote the achievement of long-term objectives of the Company by tying Key Employees’ long-term incentive opportunities to preestablished goals; to attract and retain Key Employees of outstanding competence, and to encourage teamwork among them; and to reward performance based on the successful achievement of the preestablished objectives. Awards will be made, at the discretion of the Committee, to Key Employees (including officers and Directors who are also employees) whose responsibilities and decisions directly affect the performance of any Participating Company. All benefits payable under the Plan to the Company’s Chief Executive and the four other highest compensated executive officers whose compensation is subject to disclosure in the Company’s proxy statement is intended to qualify as “performance-based compensation” for purposes of Section 162 (m) of the Code and, therefore, to be deductible by the Company for income tax purposes.

2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a) An “Acceleration Event” shall be deemed to have occurred if the conditions set forth in any one or more of the following paragraphs shall have been satisfied:

(i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, is the Beneficial Owner directly or indirectly of twenty percent or more of the outstanding common stock of the Company;

(ii) any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, shall purchase shares pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock of the Company) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the Beneficial Owner directly or indirectly, of fifteen percent or more of the outstanding common stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

(iii) the stockholders of the Company approve:

(a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of common stock of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv) there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company’s stockholders of each new Director during such 12-month period was approved by the vote of two-thirds of the Directors then still in office who were Directors at the beginning of such 12-month period.

(b) “Award” means an award granted to a Key Employee in accordance with the provisions of the Plan and approved by the Committee.

(c) “Award Agreement” means the written agreement evidencing an Award granted to a Key Employee under the Plan and approved by the Committee.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the general rules and regulations under the Exchange Act.

(e) “Board of Directors” or “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

(g) “Committee” means the Compensation and Personnel Committee of the Board or such other committee as may be designated by the Board to administer the Plan, all of whose members shall be “Non-Employee Directors” under the Exchange Act and “Outside Directors” under Section 162(m) of the Code.

(h) “Company” means ITT Industries, Inc., an Indiana corporation, and its successors and assigns.

(i) “Director” means an individual who is a member of the Board.

(j) “Disability” means the complete permanent inability of a Key Employee to perform all of his or her duties under the terms of his or her employment with any Participating Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(k) “Effective Date” means the date this Plan becomes effective, as set forth in Section 1.1 herein.

(1) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(m) “Key Employee” means an employee (including any officer or Director who is also an employee) of any Participating Company whose responsibilities and decisions, in the judgment of the Committee, directly affect the performance of the Company and its Subsidiaries.

(n) “Participating Company” means the Company or any Subsidiary or other affiliate of the Company or any corporation which at the time of award qualifies as a “subsidiary” of the Company under Section 425(f) of the Code.

(o) “Participant” means an employee of a Participating Company who is a Key Employee and who has received an Award under the Plan.

(p) “Performance Goal” means one or more Performance Measures expressed as an objective formula to be used in calculating the amount payable, if any, with respect to a designated Award and shall be established by the Committee within the first ninety (90) days of the applicable Performance Period. A Performance Goal may provide for various levels of payout depending upon the degree to which the Performance Goal has been achieved.

(q) “Performance Measure” means one or more financial or other objectives determined by the Committee as provided in Section 3.4 herein.

(r) “Performance Period” means the period determined by the Committee, which shall be in excess of one year, during which the Performance Goal shall be achieved.

(s) “Retirement” means eligibility to receive immediate retirement benefits under a Participating Company tax-qualified defined benefit pension plan.

(t) “Subsidiary” means any corporation in which the Company owns directly or indirectly through its Subsidiaries at least a majority of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or its Subsidiaries own at least a majority of the combined equity thereof.

3.   Administration

3.1 The Plan shall be administered by the Committee, the members of which shall serve at the pleasure of the Board.

3.2 Authority of the Committee. Subject to the provisions herein, the Committee shall have full power to select the Key Employees to whom Awards are granted; to determine the size and frequency of Awards (which need not be the same for each Participant); to determine the terms and conditions of each Award; to establish Performance Measures, Performance Goals and Performance Periods (which need not be the same for each Participant); to set forth guidelines governing the amounts of Awards; to revise the amounts of Awards and/or the Performance Measures and/or Performance Goals during a Performance Period to the extent necessary to preserve the intent thereof, and to the extent necessary to prevent dilution of Participants’ rights; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, rescind, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Article 9 herein, to amend, modify, and/or terminate the Plan. Further, the Committee shall have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan.

As permitted by law, the Committee may delegate its authority and responsibilities; provided, however, that the Committee may not delegate certain of its responsibilities hereunder where such delegation may jeopardize compliance with Section 16 of the Exchange Act or Section 162(m) of the Code, and all rules and regulations thereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.

3.4 Performance Goals and Measures. Performance Goals shall be based on one or more Performance Measures as established by the Committee, which may include financial measures with respect to the Company and its Subsidiaries or with respect to a Participating Company. Performance Measures may include factors such as the attainment of certain target levels of or changes in (i) economic value added; (ii) after-tax profits; (iii) operational cash flow; (iv) debt or other similar financial obligations; (v) earnings; (vi) revenues; (vii) net income; (viii) return on capital; (ix) shareholders’ equity: (x) return on shareholders’ equity; (xi) total shareholder return (measured as a change in the market price of the common stock of the Company plus dividend yield) relative to one or more indices such as the S&P® 500 or the S&P® Industrials; and (xii) such additional or other criteria as the Committee may determine.

4. Eligibility and Participation

4.1 Eligibility and Participation. Eligibility shall be limited to Key Employees. Participation shall be at the discretion of the Committee.

5. Awards

5.1 Award Timing and Frequency. The Committee shall have complete discretion in determining the number and frequency of Awards to each Participant. Participation in the Plan shall begin on the first day of each Performance Period. However, the Committee, at its sole discretion, may grant an Award to a Key Employee during any Performance Period. In such cases, the Participant’s degree of participation for such Performance Period may be prorated, based on whatever method the Committee shall determine.

5.2 Award Value. Each Award shall have an initial value that is established by the Committee at the time of Award. No single Award to any Participant shall be for an amount that exceeds the lesser of 200% of the Participant’s annual base salary as in effect at the time of the Award or $4,000,000.

5.3 Achieving Award Value. The Committee shall establish Performance Goals to be achieved during the Performance Period and the various percentage payouts, if any, for each Award which are dependent upon the degree to which the Performance Goals have been achieved, all as shall be referred to in the individual Award Agreement.

The Committee shall have the right to make adjustments with respect to the value of the initial Award, the Performance Measures and Performance Goals during and/or at the end of any Performance Period to the extent required to keep Participants whole or to preserve the purpose and intent of the Plan after taking into consideration the effects of infusions or distributions of cash or property to or by the Company, changes in accounting rules or their application that create an impact on Award values not anticipated at the time of the Award. or any change in the capitalization or operations of the Company that affects the financial objectives and over which the Participants had no control.

5.4 Form and Timing of Payment Awards. Payment with respect to earned Awards shall be made as soon as practicable following the close of the applicable Performance Period. Payment shall be made, in whole or part, in the form of cash and/or common stock of the Company at the sole discretion of the Committee. In no event will the aggregate number of shares of common stock of the Company issued to Participants with respect to any Performance Period exceed one percent (1%) of the total of the issued and outstanding shares of such common stock, plus treasury stock, as reported in the Annual Report on Form 10-K of the Company for the fiscal year ending immediately prior to or simultaneous with such Performance Period.

5.5 Funding of Awards. Awards need not be funded during the Performance Period. Any obligation of the Company to make payments with respect to

Awards shall be a general obligation of the Company with Participants to whom payment of an Award may have been earned and due being general creditors of the Company.

5.6 Award Agreements. Each Award shall be evidenced by an Award Agreement, which shall be approved by the Committee, signed by an officer of the Company and by the Participant, and contain or refer to the terms and conditions that apply to the Award, which shall include, but shall not be limited to, the amount of the Award, the Performance Measures, the Performance Goals, the levels of payout dependent upon the degree to which the Performance Goals have been achieved, and the length of the Performance Period. The terms and conditions need not be the same for each Participant, or for each Performance Period.

6. Termination of Employment

6.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated by reason of death, Disability or Retirement, the Participant may be entitled to a prorata payment with respect to Awards in accordance with such rules and regulations as the Committee shall adopt.

6.2 Termination for Reasons Other Than Death, Disability, or Retirement. In the event a Participant’s employment is terminated for reasons other than death, Disability, or Retirement, and other than that brought about by an Acceleration Event, all rights to any Awards shall be forfeited, unless the Committee determines otherwise.

7. Acceleration Event

7.1 Upon the occurrence of an Acceleration Event, the Performance Goal attainable under all outstanding Awards shall be deemed to have been fully earned at the maximum achievement level and shall be paid out in cash upon the effective date of the Acceleration Event.

Subject to Article 9 herein, prior to the effective date of an Acceleration Event, the Committee shall have the authority to make any modifications to outstanding Awards as it determines to be necessary to provide Participants with an appropriate payout with respect to their Awards.

8. Beneficiary Designation

8.1 Designation of Beneficiary. Each Participant may file with the Participating Company a written designation of one or more persons as the beneficiary who shall be entitled to receive payout, if any, with respect to the Award upon his or her death. The Participant may from time to time revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Participating Company. The last such designation received by the Participating Company shall be controlling;

provided however, that no designation, or change or revocation thereof, shall be effective unless received by the Participating Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

8.2 Death of Beneficiary. In the event that all the beneficiaries named by a Participant pursuant to Section 8.1 herein predecease the Participant, any amounts that would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.

9. Amendment, Modification, and Termination

9.1 Amendment, Modification, and Termination. The Board may terminate, amend, or modify the Plan. However, no such termination, amendment or modification may change the class of employees eligible to participate in the Plan or materially increase the cost of the Plan or materially increase the benefits to Participants without whatever approval of the stockholders of the Company may be required by the Internal Revenue Code, Section 16 of the Exchange Act, any national securities exchange or system on which the Company’s shares of common stock are then listed or reported, or any regulatory body having jurisdiction with respect hereto.

9.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall in any manner adversely affect any outstanding Award, without the written consent of the Participant holding such Award.

10. Miscellaneous Provisions

10.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any of its Subsidiaries.

10.2 Nontransferability. No Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

10.3 Rights to Common Stock. Awards do not give Participants any rights whatsoever with respect to shares of the Company’s common stock prior to the time, if any, when such shares of common stock are issued to such Participant.

10.4 Costs of the Plan. All costs of the Plan including, but not limited to, payout of Awards and administrative expenses, shall be incurred as general obligations of the Company.

10.5 Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy applicable Federal, state, foreign and local withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy all such requirements.

10.6 Successors. All obligations of the Company under the Plan with respect to payout of Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business or assets of the Company.

10.7 Indemnification. Each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, By-laws, insurance or other agreement or otherwise.

10.8 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Secretary of the Company. Notice to the Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.9 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.10 Requirements of Law. The granting and payout of Awards shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.11 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.

Appendix III

2002 ITT Industries Stock Option Plan for

Non-Employee Directors

1.      Purpose

The purpose of the 2002 ITT Industries Stock Option Plan for Non-Employee Directors is to attract, retain, motivate and reward Directors of superior ability. In addition, the Plan is intended to further opportunities for stock ownership by Directors in order to increase their proprietary interest in the Company and, as a result, their interest in the success of the Company.

2.      Definitions

When used herein, the following terms shall have the following meanings:

“Acceleration Event” means the occurrence of an event defined in Section 7 of the Plan.

“Award” means an award in the form of Options granted to any Director in accordance with the provisions of the Plan.

“Award Agreement” means the written agreement evidencing each Award.

“Beneficiary” means the person or persons designated pursuant to Section 8 of the Plan as being authorized to act on behalf of a Director in the case of Death.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission of the United States government or any successor agency performing the same or similar functions.

“Committee” means the Compensation and Personnel Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

“Company” means ITT Industries, Inc., an Indiana corporation, and its successors and assigns.

“Director” means any person who is a member of the Board and who is not, as of the date of an Award, an employee of the Company or any of its subsidiaries.

“Fair Market Value”, unless otherwise indicated in the provisions of the Plan, means, as of any date, the composite closing price for one share of Stock on the New York Stock Exchange or, if no sales of Stock have taken place on such date, the composite closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee.

“Guardian” means the person or persons designated pursuant to Section 8 of the Plan as being authorized to act on behalf of a Director in the case of Total Disability.

“Option” means a non-qualified stock option awarded under Section 5 of the Plan to purchase Stock.

“Plan” means the 2002 ITT Industries Stock Option Plan for Non-Employee Directors, as the same may be amended, administered or interpreted from time to time.

“Plan Year” means the calendar year.

“Retirement” means termination of service from the Board; provided, however, that Retirement shall not include termination for cause, including gross misconduct, fraud, misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries.

“Stock” means the common stock ($1 par value) of the Company.

“Total Disability” means a physical or mental impairment that leads to the complete and permanent inability of a Director to perform his or her duties as a Director, as reasonably determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

3.      Shares Subject to the Plan

The aggregate number of shares of Stock which may be subject to Awards under the Plan during any Plan Year shall not exceed the greater of (i) that number of shares as shall be a multiple of (a) the number of Directors to receive an Award as of the date of grant times (b) the amount of the annual retainer for such Plan Year, divided by the value of an option to purchase one share of Stock, such value to be in accordance with the valuation methodology as determined by the Company to establish stock option values, plus a prorata amount with respect to each Director elected after such date but within the same Plan Year or (ii) .15% of the total of the issued and outstanding shares of Stock and treasury stock as reported in the Annual Report on Form 10-K for the Company for the fiscal year ending immediately prior to the Plan Year, subject to adjustment as provided in Section 11 of the Plan.

Any unused portion of the annual limit for any Plan Year shall be carried forward and made available for Awards in succeeding Plan Years. Subject to the above limitations, shares of Stock to be issued under the Plan may be made available from the authorized but unissued shares, shares held by the Company in treasury or shares purchased in the open market or otherwise. If any Awards under the Plan are forfeited, terminated or expire unexercised, such shares of Stock shall again be available for Awards under the Plan.

4.      Grant of Awards and Award Agreements

(a) Subject to the provisions of the Plan, the Board shall (i) authorize the granting of non-qualified stock options; (ii) determine the number of shares of Stock subject to each Option; (iii) determine the exercise price with respect to each Option (which may not be less than 100% of the fair-market value of ITT Stock on the date of grant); (iv) determine the time or times when and the manner in which each Option shall be exercisable and the duration of the exercise period; and (v) determine all other terms and conditions of each Award.

(b) Each Award granted under the Plan shall be evidenced by a written Award Agreement. The Award Agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or required by the Board.

5.      Stock Options

(a) The exercise period for a non-qualified stock option shall not exceed ten years and two days from the date of grant.

(b) The Option price per share shall be determined by the Board at the time any Option is granted and shall be not less than the Fair Market Value of one share of Stock on the date the Option is granted.

(c) No part of any Option may be exercised until the Director who has been granted the Award shall have remained as a member of the Board for such period or periods after the date of grant and all other conditions precedent to exercise as the Board may specify shall have been satisfied.

(d) The purchase price of the shares as to which an Option shall be exercised, along with the applicable tax withholding obligation relating thereto, shall be paid to the Company at the time of exercise, as agreed upon by the Committee, (i) in United States dollars by check, bank draft or wire transfer, (ii) by tendering shares of Stock already owned by the Director having a total Fair Market Value equal to the required amount, (iii) any combination of United States dollars and Stock, (iv) by instructing the Company to withhold from the number of shares of Stock for which the Option is being exercised such number of shares of Stock as have a Fair Market Value equal to the required amount, (v) through a “cashless” exercise with an independent broker/dealer in a procedure approved by the Committee, or (vi) by such other methods as the Committee shall authorize. Such payments shall be consistent with the procedures and limitations established by the Committee from time to time.

(e) In case of termination of service from the Board, the following provisions shall apply:

(A) If a Director who has been granted an Option shall die before such Option has expired, his or her Option shall become fully exercisable and may be exercised by the person or persons designated as the

Beneficiary pursuant to Section 8 of the Plan or, if there is no such designation, the person or persons to whom the Director’s rights under the Option pass by will or, if no such person has such right, by his or her executors or administrators, at any time, or from time to time, within one year after the date of the Director’s death or within such other period, and subject to such terms and conditions as the Board may specify, but not later than the Option’s normal expiration date.

(B) If the Director’s service on the Board ceases because of his or her Retirement or Total Disability, his or her Option shall become fully exercisable and may be exercised at any time, or from time to time, within one year after the date his or her service on the Board so ceases, or after such Total Disability as the case may be, or within such other period, and subject to such terms and conditions, as the Board may specify, but not later than the Option’s normal expiration date.

(C) Except as provided in Section 7 of the Plan, if the Director is terminated for cause as determined by the Committee, all outstanding Options shall be cancelled as of the effective date of such termination.

(f) Except as otherwise specifically provided in the Plan, no Option granted under the Plan shall be assignable or transferable, whether directly, by operation of law or otherwise, other than by will or by the laws of descent and distribution. During the lifetime of the Director, an Option shall be exercisable only by the Director or, in the case of Total Disability, as provided for in Section 8 of the Plan.

6.      Certificates for Awards of Stock

(a) The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

(b) All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 6(b) shall not be effective if and to the extent that the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

(c) No Director shall have any right as a stockholder with respect to any shares of Stock covered by his or her Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

7.   Acceleration Events

(a) For the purposes of this Plan, an Acceleration Event shall occur if (i) a report on Schedule 13D shall be filed with the Commission pursuant to Section 13(d) of the 1934 Act disclosing that any person (within the meaning of Section 13(d) of the 1934 Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding Stock; (ii) any person (within the meaning of Section 13(d) of the 1934 Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifteen percent or more of the outstanding Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire Stock); (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (iv) there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company’s stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

(b) Notwithstanding any provisions in the Plan to the contrary, each outstanding Option granted under the Plan shall become immediately exercisable in full for the aggregate number of shares covered thereby upon the occurrence of an Acceleration Event described in this Section 7 and shall continue to be exercisable in full for a period of 60 calendar days beginning on the date that such Acceleration Event occurs and ending on the 60th calendar day following that date; provided, however, that no Option shall be exercisable beyond the expiration date of its original term.

8.   Beneficiary/ Guardian

(a) Each Director shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to exercise the Option after his or her death and one or more persons as Guardian to act on the Director’s behalf in the case of his or her Total Disability. A Director may from time to time revoke or change his or her Beneficiary or Guardian designation without the consent of any prior Beneficiary or Guardian by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, change or revocation thereof shall be effective unless received by the Company prior to the Director’s death or Total Disability, as the case may be, and in no event shall it be effective as of a date prior to such receipt.

(b) If no such Beneficiary designation is in effect at the time of a Director’s death, or if no designated Beneficiary survives the Director, or if such designation conflicts with law, the Director’s estate shall be entitled to exercise the Option after his or her death. If the Committee is in doubt as to the right of any person to exercise such Option, whether in the case of Death or Total Disability, the Company may retain such Award, without liability for any interest therein, until the Committee makes a determination with respect thereto, or the Company may deposit such Award with any court of appropriate jurisdiction for a determination with respect to who should be entitled to exercise the Option, and such delivery shall be a complete discharge of the liability of the Company therefor.

9.   Administration of the Plan

(a) Each member of the Committee shall be both a member of the Board and a “Non-Employee Director” within the meaning of Rule 16b-3 under the 1934 Act or successor rule or regulation.

(b) All decisions, determinations or actions of the Committee made or taken pursuant to the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.

(c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder, except as otherwise determined by the Board, shall be final, conclusive and binding on all persons for all purposes.

(d) The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Directors, whether or not such Directors are similarly situated.

(e) The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate.

(f) If an Acceleration Event has not occurred and if the Committee determines that a Director has taken action inimical to the best interests of the Company or any of its subsidiaries, the Committee may, in its sole discretion, terminate in whole or in part such portion of any Option as has not yet become exercisable at the time of termination.

10.   Amendment, Extension or Termination

The Board may, at any time, amend or terminate the Plan. However, no amendment shall, without approval by a majority of the Company’s stockholders, (a) alter the group of persons eligible to participate in the Plan, (b) except as provided in Section 11 of the Plan, increase the maximum number of shares of Stock which are available for Awards under the Plan or (c) extend the period during which Awards may be granted beyond December 31, 2011. If an Acceleration Event has occurred, no amendment or termination shall impair the rights of any person with respect to a prior Award.

11.   Adjustments in Event of Change in Common Stock

In the event of any reorganization, merger, recapitalization, consolidation, liquidation, stock dividend, stock split, reverse stock split, reclassification, combination of shares, rights offering, split-up, or extraordinary dividend (including a spin-off) or divestiture, or any other change in the corporate structure or shares, the Committee may make such adjustment in the Stock subject to Awards, including Stock subject to purchase by an Option exercise, or the terms, conditions or restrictions on Stock or Awards, including the price payable upon the exercise of such Option and the number of shares subject to restructured Stock Awards, as the Committee deems equitable.

12.   Miscellaneous

(a) Except as provided in Section 7 of the Plan, nothing in this Plan or any Award granted hereunder shall confer upon any Director any right to continue on the Board. No Director shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires an Option, such Option shall be deemed to include rights no greater than the right of an unsecured general creditor of the Company. All amounts to be delivered hereunder shall come from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure delivery of such amounts.

(b) The Committee may cause to be made, as a condition precedent to the exercise of any Option, or otherwise, appropriate arrangements with the Director or his or her Beneficiary or Guardian for the payment of, or withholding with respect to, federal, state, local or foreign taxes, which may include arrangements for the withholding of Stock from the Award or the tendering of Stock already owned by the Director in an amount having a Fair Market Value equal to such taxes.

(c) The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any governmental or regulatory authority or agency as may be required.

(d) The terms of the Plan shall be binding upon the Company and its successors and assigns.

(e) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

13.   Effective Date, Term of Plan and Stockholder Approval

The Plan shall become effective as of the date of its approval by the Company’s stockholders at their 2002 Annual Meeting. The Plan’s termination date shall be December 31, 2011. No Award shall be granted under this Plan after the Plan’s termination date. The Plan will continue in effect for existing Awards as long as any such Award is outstanding.

Directions to Tappan Hill

From Connecticut: Merritt Parkway or Interstate 95 South to Cross Westchester (287 West). At Exit 1, bear right onto Route 119 West. Just before second light, bear right onto Benedict Avenue. At fourth light, turn right onto Highland Avenue. (Street runs as Highland to the right, Prospect to the left). At first stop sign you will see Tappan Hill entrance on the left.

From New York City, West Side: West Side Highway becomes Henry Hudson Parkway, which becomes Saw Mill River Parkway. Continue north on Saw Mill to Exit 21W (119 West — Tarrytown). Turn right onto Route 119. Just before fifth light, bear right onto Benedict Avenue. Follow remaining directions from Connecticut.

From New Jersey: Garden State Parkway or Palisades Parkway to Interstate 287/87 South to Tappan Zee Bridge. After toll, take first exit, Route 9 — Tarrytown. At exit traffic light, turn right onto Broadway (Route 9 North). At fourth light, make a right onto Benedict Avenue. At second light, turn left onto Highland Avenue (street runs as Highland to the left and Prospect to the right). At first stop sign you will see Tappan Hill Entrance on the left.

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The Board of Directors recommends a vote “FOR” proposals A, B, C, D and E.

A.     Election of Directors

FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS

Nominees: 01 — Louis J. Guiliano, 02 — Rand V. Araskog, 03 — Curtis J. Crawford, 04 — Christina A. Gold, 05 — John J. Hamre, 06 — Raymond W. LeBoeuf, 07 — Frank T. MacInnis, 08 — Linda S. Sanford and 09 — Markos I. Tambakeras.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

B.     Ratification of appointment of Independent Auditors

FOR	AGAINST	ABSTAIN

C.     Reapproval of ITT Industries 1997 Annual Incentive Plan for Executive Officers

FOR	AGAINST	ABSTAIN

D.     Reapproval of ITT Industries 1997 Long-Term Incentive Plan

FOR	AGAINST	ABSTAIN

E.     Approval of 2002 ITT Industries Stock Option Plan for Non-Employee Directors

FOR	AGAINST	ABSTAIN

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

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Date:

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.)	Votes MUST be indicated (x) in Black or Blue ink

DETACH HERE You must detach this portion of the voting card      before returning it in the enclosed envelope

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 7, 2002:

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Robert W. Beicke, Vincent A. Maffeo and Kathleen S. Stolar, or any of them, each with full power of substitution as proxies, to vote all shares of ITT Industries common stock that the share-holder(s) would be entitled to vote on all matters that may properly come before the 2002 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

For participants in the ITT Industries Investment and Savings Plan for Salaried Employees:
The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

(Continued and to be signed on reverse side)

Mark this box to request an admission card to the meeting.	ITT INDUSTRIES P.O. BOX 11005 NEW YORK, N.Y. 10203-0005

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